UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

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Soliciting Material Pursuant to §240.14a-12

                                                                                WAUSAU PAPER CORP.

(Name of Registrant as Specified In Its Charter)

                                                                                    NOT APPLICABLE

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March 14, 2011

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders to be held on April 21, 2011, at the Jefferson Street Inn, 201 Jefferson Street, Wausau, Wisconsin.  At the annual meeting, you will be asked to reelect Gary W. Freels and me as Class III directors.  In addition, because Michael M. Knetter will not be standing for reelection, you will be asked to elect Londa J. Dewey as a Class III director.  You will find more information about Ms. Dewey in the enclosed proxy statement.  I would ask that you please join me in thanking Mr. Knetter for his years of service as a Wausau Paper director.

We also mourn the passing of Andrew N. Baur, who served as a director from 2004 until his death on February 20, 2011.  Drew will be greatly missed, and we extend our condolences to the Baur family.

At the annual meeting, you will, in addition to being asked to elect our Class III directors, also be asked to consider proposals to adopt a non-binding “say-on-pay” resolution that approves executive compensation, to adopt a non-binding resolution regarding the frequency of an advisory vote on executive compensation, and to ratify the selection of our independent auditing firm.

Details on the time and place of the meeting, as well as information on matters to be voted on by shareholders and other customary and important disclosures, are set forth in the attached notice and proxy statement.

I look forward to seeing you at the annual meeting.  Whether or not you plan to attend, please sign and return the enclosed proxy so that your vote will be counted.

Sincerely,

Thomas J. Howatt

President and CEO

100 Paper Place

Mosinee, WI 54455-9099

wausaupaper.com

WAUSAU PAPER CORP.

100 Paper Place

Mosinee, Wisconsin 54455-9099

_____________________

Notice of Annual Meeting of Shareholders

_____________________

The annual meeting of shareholders of Wausau Paper Corp. will be held at the Jefferson Street Inn, 201 Jefferson Street, Wausau, Wisconsin, on Thursday, April 21, 2011, at 1:30 p.m., local time.  The purpose of the meeting is as follows:

1.

To elect three Class III directors;

2.

To vote on an advisory, non-binding “say-on-pay” resolution that approves the compensation of our executive officers;

3.

To vote on an advisory, non-binding resolution regarding the frequency of our advisory votes on executive compensation;

4.

To ratify the audit committee’s selection of Deloitte & Touche LLP as our independent auditor for the 2011 fiscal year; and

5.

To conduct any other business that properly comes before the meeting.

The record date for determining the holders of common stock entitled to notice of and to vote at the annual meeting or any adjournment thereof is the close of business on February 15, 2011.

March 14, 2011

Scott P. Doescher

Secretary

Please promptly vote, sign, date, and return the enclosed proxy in the enclosed envelope.

Proxy Statement for

Wausau Paper Corp.

Annual Meeting of Shareholders to be held April 21, 2011

Table of Contents

Page No.

Solicitation of Proxies

3

Voting Procedures

3

Your Vote

3

Shareholders Entitled to Vote

3

Quorum, Required Vote, and Related Matters

4

Corporate Governance

4

Available Corporate Governance Documents

4

Director Independence

5

Review, Approval, or Ratification of Related Party Transactions

5

Committees of the Board

6

Board Meetings, Leadership Structure, and Director Communication

7

Board Oversight of Risk

7

Proposal No. 1 – Election of Directors

8

General Information

8

Election Procedures, Nominees, and Board Recommendation

8

Director Compensation for 2010

10

Stock Ownership

12

Stock Ownership of Directors, Executive Officers, and 5% Shareholders

12

Section 16(a) Beneficial Ownership Reporting Compliance

13

Report of the Audit Committee and Related Matters

14

Audit Committee Report

14

Audit Committee Pre-Approval Policies

15

Independent Auditor and Fees

15

Executive Compensation

15

Compensation Discussion and Analysis

15

Role of Compensation Committee and Executive Officers

23

Compensation Committee Report

23

Summary Compensation Table for 2010

24

Grants of Plan-Based Awards for 2010

25

Outstanding Equity Awards at Fiscal Year-End 2010

26

Option Exercises and Stock Vested in 2010

27

Pension Benefits for 2010

27

Nonqualified Deferred Compensation for 2010

28

Termination and Change in Control Arrangements

28

Proposal No. 2 – Advisory Vote on Executive Compensation

30

Proposal No. 3 – Advisory Vote on the Frequency of the Say-on-Pay Vote

30

Proposal No. 4 – Ratification of Selection of Auditors

31

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Other Matters

32

Costs of Solicitation

32

Proxy Statement and Other Shareholder Proposals

32

Householding of Annual Meeting Materials

32

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 21, 2011  32

Appendix A – Categorical Standards for Determination of Director Independence

A-1

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March 14, 2011

Wausau Paper Corp.

100 Paper Place

Mosinee, Wisconsin  54455-9099

wausaupaper.com

Solicitation of Proxies

We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Wausau Paper Corp. for use at the 2011 annual meeting of shareholders, including any adjournment thereof.  The annual meeting will be held at 1:30 p.m. on April 21, 2011, at the Jefferson Street Inn, 201 Jefferson Street, Wausau, Wisconsin.

Voting Procedures

Your Vote

Your vote is important.  Whether or not you plan to attend the annual meeting, please sign, date, and return the enclosed proxy promptly in order to be sure that your shares are voted.  You may revoke your proxy at any time before it is voted by giving written notice to the Secretary of the Company at our principal office in Mosinee, Wisconsin, by filing another duly executed proxy bearing a later date with the Secretary, or by giving oral notice at the annual meeting.

All shares represented by your properly completed proxy will be voted in accordance with your instructions if your proxy has been submitted to us prior to the meeting and has not been revoked.  If you do not indicate how your shares should be voted on a proposal, the shares represented by your properly completed proxy will be voted as the Board recommends.

If any matters other than those described in this proxy statement are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies in the proxy form furnished to you by the Board will have discretion to vote on those matters according to their best judgment to the same extent as you would be entitled to vote.  As of the date of this proxy statement, we do not anticipate that any other matters will be presented to the annual meeting.

Shareholders Entitled to Vote

General.  Shareholders at the close of business on the record date, February 15, 2011, are entitled to notice of and to vote at the annual meeting.  Each share is entitled to one vote on each proposal properly brought before the annual meeting.  Votes cast by proxy or in person at the annual meeting will be tabulated by an inspector of elections appointed by the Board.  On the record date, there were 49,143,871 shares of common stock outstanding.

“Street Name” Accounts.  If you hold shares in “street name” with a broker, bank, or other custodian, you will receive voting instructions from the holder of record of your shares.  In some cases, a broker may be able to vote your shares even if you provide no instructions, but on other matters, such as the election of directors, your broker may vote the shares held for you only if you provide voting instructions.  Shares for which a broker does not have the authority to vote are recorded as a “broker non-vote” and may count as a vote against certain proposals.  See “Quorum, Required Vote, and Related Matters.”  If you hold your shares in “street name,” it is critical that you cast your vote if you want it to count in the election of our directors and approval of the non-binding resolutions relating to executive compensation.  Regulations prevent your bank or broker from voting your uninstructed shares in the election of directors and on the proposals relating to executive compensation on a discretionary basis.  Accordingly, if you hold your shares in “street name” and you do not instruct your bank or broker how to vote in the election of directors and on the proposals relating to executive compensation, no votes will be cast on your behalf.

Dividend Reinvestment Plan and Common Stock Purchase Plan Participants.  If you are a participant in the Dividend Reinvestment and Stock Purchase Plan or Common Stock Purchase Plan, your proxy will also serve to direct the plan administrator to vote any shares of common stock held for you under either plan at the close of business on the record date.  Shares beneficially owned by participants in the plans for which no proxy or other voting directions are received will not be voted.  The accompanying form of proxy will permit you to vote the shares held in the plans.

401(k) Plan Participants.  If you are a participant in our 401(k) plan, you may vote an amount of shares equivalent to the interest in our common stock credited to your account as of the record date.  Your proxy will serve as voting instructions for the trustee of the 401(k) plan.  If you own shares through the 401(k) plan and do not vote, the plan trustees will vote the plan shares in the same proportion as shares for which instructions were received under the plan.  The accompanying form of proxy will permit you to vote the shares held in the plan.

Quorum, Required Vote, and Related Matters

Quorum.  A quorum is present if a majority of the votes entitled to be cast on a proposal are represented at the annual meeting in person or by proxy.  For purposes of determining a quorum, shareholders who are present in person or are represented by proxy, but who abstain from voting, are considered present and count toward the determination of the quorum.  Shares reported as broker non-votes are also considered to be shares present for purposes of determining whether a quorum is present.

Proposal No. 1—Election of Directors.  Directors are elected by a plurality of the votes cast.  For this purpose, a “plurality” means that the individuals receiving the largest number of votes are elected as directors, up to the maximum of the three directors to be chosen at the annual meeting.  You may vote in favor of the nominees specified on the accompanying proxy form or may withhold your vote as to one or more of such nominees.  Shares withheld or not otherwise voted in the election of directors (because of abstention, broker non-vote, or otherwise) will have no effect on the election of directors.

Proposal No. 2— Approval of Non-Binding “Say-on-Pay” Resolution Regarding Executive Compensation.  Proposal No. 2, relating to the non-binding resolution that approves our executive compensation, will be approved if more shares are voted for the proposal than are voted against the proposal.  Shares not voted (because of abstention, broker non-vote, or otherwise) will have no effect on the approval of the resolution.

Proposal No. 3— Approval of Non-Binding Resolution Relating to Frequency of “Say on Pay” Vote.  Proposal No. 3, relating to a non-binding resolution regarding the frequency of our “say-on-pay” votes, allows shareholders to choose between the options of holding this advisory vote once every three years, once every other year, once every year, or to abstain from voting.  The option receiving the highest number of votes will be considered as the shareholders’ preferred frequency for the non-binding “say-on-pay” votes.  Shares not voted (because of abstention, broker non-vote, or otherwise) will have no effect on the determination of the vote.

Proposal No. 4—Ratification of Selection of Auditors.  Proposal No. 4, relating to the ratification of our selection of Deloitte & Touche, LLP as our independent registered public accounting firm, will be approved if a majority of the shares of stock represented and voted at the annual meeting vote for approval, provided that a majority of the outstanding shares of stock are voted on the proposal.  Shareholders may vote in favor of the proposal, against the proposal, or abstain from voting; however, shares that are not voted on Proposal No. 4 because of abstention will not have any effect on whether or not the proposal is adopted.

All Other Proposals.  As of the date of this proxy statement, we do not anticipate that any other proposals will be brought before the annual meeting.  Generally, proposals other than the election of directors that are brought before the meeting will be approved if the votes cast for the proposal exceed the votes cast against the proposal.

Majority Vote Policy.  Our Corporate Governance Guidelines set forth our procedures if a nominee for director is elected by a plurality of the votes cast in an uncontested election, but a greater number of votes are “withheld” for the nominee’s election than are voted “for” the nominee’s election.  See “Election of Directors – Election Procedures, Nominees, and Board Recommendation.”

Corporate Governance

Available Corporate Governance Documents

Our Corporate Governance Guidelines set forth basic principles and guidelines concerning the qualifications and responsibilities of directors, Board committees, majority voting policy, and other matters.  In addition, we have adopted a code of business conduct and ethics for all employees, as well as a separate code of ethics that covers our

CEO and senior financial officers.  The Corporate Governance Guidelines, Audit, Compensation, and Corporate Governance Committee charters and codes of ethics are posted on our website.  See ”Investors – Corporate Governance” at wausaupaper.com.  A copy of these documents may also be obtained from the Secretary of the Company by writing to our corporate office.

Director Independence

Our Corporate Governance Guidelines provide that a majority of the Board and all members of our Audit, Compensation, and Corporate Governance Committees must be independent directors, as determined in accordance with New York Stock Exchange (“NYSE”) listing standards.  The Board reviews the independence of its members on an annual basis.  During this review, the Board considers whether any transactions have occurred or if relationships exist between any director and the Company and its subsidiaries and affiliates.  Included in this consideration are any such transactions that occurred or relationships that exist between any member of the director’s immediate family or any entity in which the director or an immediate family member is an executive officer, general partner, or significant equity holder.

In connection with its review the Board considered that in the ordinary course of business, the Company may, at certain times, be engaged in business transactions with companies for which some of our directors serve as directors or officers.  The Board has adopted categorical standards to assist it in determining whether any of such transactions create a material relationship that precludes independence under NYSE listing standards.  In general terms, and absent other factors, the Board’s categorical standards provide that a customer relationship is not material if the Company does not account for more than 2% of the revenue of the director’s business and not more than 2% of the Company’s revenue is derived from the director’s business.  Similarly, in the case of a lending relationship, absent other factors, the relationship is not material if the Company obtained the credit on the same terms as other borrowers, the credit would have been available from other lenders on comparable terms, and the interest and fees paid by the Company do not exceed 2% of the lender’s total income.  The Board’s categorical standards are attached to this proxy statement as Appendix A and are also posted on our website.  See “Investors – Corporate Governance” at wausaupaper.com.

In making its independence determination, the Board reviewed its relationship and transactions with Marshall & Ilsley Corporation (“M&I”) and its subsidiaries.  Dennis J. Kuester served as Chairman of the Board of M&I until his retirement in October 2010; he remains a director of M&I.  San W. Orr, Jr. also serves as a director of M&I.  M&I, through its subsidiaries, provides trust, commercial paper, and general banking services to the Company.  M&I, through its subsidiary M&I Marshall & Ilsley Bank, is also a participating lender in the Company’s senior credit facility under terms that are identical to the four other non-related financial institutions.  The Board also determined that all other services that were provided by M&I were provided in the ordinary course of business and at prices and on terms prevailing at the time for comparable transactions with unrelated persons.  The aggregate interest and fees paid to M&I by the Company in 2010 represent less than 1% of M&I’s reported gross income for its 2010 fiscal year.  The Board therefore also determined that the transactions engaged in with M&I were within the thresholds for materiality established under the categorical standards adopted by the Board.  The Company has no relationship with Gary W. Freels; G. Watts Humphrey, Jr.; Londa J. Dewey; or Michael M. Knetter other than as directors and shareholders.

As a result of its review, the Board affirmatively determined that Ms. Dewey, Mr. Freels, Mr. Humphrey, Mr. Knetter, and Mr. Kuester are independent of the Company and its management under the listing standards of the NYSE.  During 2010, the Board had also affirmatively determined that Andrew N. Baur was independent of the Company and its management under the NYSE listing standards.

Review, Approval, or Ratification of Related Party Transactions

There was no transaction with related parties in 2010 that is required to be disclosed under the rules of the Securities and Exchange Commission (“SEC”).  A related party transaction would be disclosed if it exceeded $120,000 and one of our directors or executive officers (or their affiliates or members of their immediate family) had a direct or indirect material interest in such transaction.  Two of our directors also serve as directors of M&I, and the relationship between M&I and the Company is described in the preceding section under “Director Independence.”  As described in that section, the Board has determined that none of these directors has a material direct or indirect interest in any transaction resulting from the Company’s relationship with M&I.

The Company has not adopted any formal policies or procedures for the review, approval, or ratification of transactions that may be required to be reported under the SEC disclosure rules.  These types of transactions, if and when they are proposed or have occurred, have been or will be reviewed by the entire Board (other than the director involved) on a case-by-case basis.  The Board’s review has in the past considered, and will in future cases consider, the importance of the transaction to the Company; the availability of alternative sources or service providers to meet the Company’s requirements; the amount involved in the proposed transaction; the specific interest of the director or executive officer (or immediate family member) in the transaction; whether information concerning the fees, costs, or other terms of substantially similar arms-length transactions between unrelated parties is available; whether the terms of the proposed transaction present any unusual or unfavorable features to the Company; and any other factors that the Board may consider important and appropriate to its determination.

Committees of the Board

Our Corporate Governance Guidelines provide that the Company will have Audit, Compensation, and Corporate Governance Committees in addition to any other committees the Board considers appropriate.  Each of the members of the following committees satisfies the criteria for independence under applicable rules of the SEC, NYSE listing standards, and other applicable regulations.

Audit Committee.  The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), assists the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) compliance by the Company with legal and regulatory requirements related to the Company’s financial reporting and disclosure obligations.  The Committee has the sole authority to appoint or replace the Company’s independent auditor.  Members of the Committee may not serve on the audit committees of more than two other public companies.  The members of our Audit Committee also satisfy the additional NYSE and SEC rules for independence applicable to audit committees of listed companies.

Mr. Freels (Chairman), Mr. Baur, Mr. Knetter, and Mr. Kuester served on the Audit Committee, although Mr. Baur’s service on the Audit Committee ended with his passing on February 20, 2011, and Mr. Knetter’s term on the Audit Committee will end on the date of the annual meeting.  The full Committee met eight times in 2010, and there were three meetings between management and the Chairman of the Committee in 2010.  See “Report of the Audit Committee and Related Matters,” for the report of the Audit Committee and other information relating to the selection of, and fees paid to, the independent auditor.

Compensation Committee.  The Compensation Committee is appointed by the Board to (1) discharge the Board’s responsibilities relating to compensation of the Company’s directors and officers, and (2) satisfy the requirements concerning the disclosure of executive compensation under SEC regulations.  The Committee may delegate its authority to a subcommittee of its members, but it has not chosen to do so.  The Committee did not directly retain any compensation consultant to assist it in the review or determination of executive compensation in 2010; however, the Company retained Grant Thornton LLP to analyze the Company’s executive compensation practices and policies and to provide recommendations to our Compensation Committee as well as information relating to peer group executive compensation data.

The Committee’s activities and policies concerning compensation for directors and executive officers are included in this proxy statement under the subcaptions “Election of Directors – Director Compensation for 2010,” “Executive Compensation – Compensation Discussion and Analysis,” and “Executive Compensation – Compensation Committee Report.”  Mr. Baur (Chairman), Mr. Humphrey, and Mr. Freels served as members of the Compensation Committee; however, Mr. Baur’s service ended with his passing on February 20, 2011.  The Committee met five times in 2010.  On March 9, 2011, the Board appointed Mr. Humphrey to chair the Compensation Committee.

Corporate Governance Committee.  The Corporate Governance Committee is appointed by the Board to (1) identify individuals qualified to become Board members and to recommend to the Board the director nominees for the next annual meeting of shareholders, (2) recommend to the Board the Corporate Governance Guidelines applicable to the Company, (3) lead the Board in its annual review of the Board’s performance, (4) recommend to the Board director nominees for each committee, and (5) provide oversight for the corporate compliance program and its code of conduct and ethics.  Mr. Kuester (Chairman), Mr. Humphrey, and Mr. Knetter serve on the Corporate Governance Committee, although Mr. Knetter’s term on the Corporate Governance Committee will end on the date of the annual meeting.  The Committee met two times in 2010.

Board Meetings, Leadership Structure, and Director Communication

Meetings of the Board.  The Board met six times in 2010.  Each of the directors attended at least 75% of the total number of the meetings of the Board and the committees on which they served during the last fiscal year.

Board Leadership Structure.  Mr. Orr serves as Chairman of our Board and brings to this role his experience as a longtime director of the Company.  Mr. Howatt, who serves as the Company’s Chief Executive Officer, is also a director; however, Mr. Orr leads the Board meetings in his role as Chairman, thereby allowing Mr. Howatt to provide greater focus on the Company’s day-to-day operations.  Mr. Howatt and Mr. Orr work together in developing agendas for board meetings and otherwise establishing Board priorities and procedures.  We believe that this structure best allows the Board to fulfill its oversight role at this time (including the Board’s oversight of risk as described further below); however, the Board does not have a specific policy regarding the separation of the roles of Chief Executive Officer and Chairman, as it believes that it is in the best interest of the Company to make that determination on a case-by-case basis based on the position and direction of the Company, as well as the membership of the Board, at the time.

Meetings of Independent Directors.  The Board’s independent directors meet in executive session following each February Board meeting and establish a schedule of additional meetings.  The independent directors must meet at least twice each year under the Company’s Corporate Governance Guidelines, and they have selected Mr. Kuester to preside over their meetings.  Shareholders and others may communicate directly with Mr. Kuester or any other non-management directors by following the procedures set forth in the following paragraph.

Communicating with the Board.  Shareholders and others may communicate with the Board by writing to the Chairman at the Company’s corporate office, 100 Paper Place, Mosinee, Wisconsin  54455-9099.  Individual directors, including Mr. Kuester in his role as lead independent director, may also be contacted in writing at the same address.  Mail may be opened and sorted before forwarding to the director to whom the mail was addressed.  If a communication does not involve an ordinary business matter and if a particular director is named, the communication will be forwarded to that director.  If no particular director is named, the communication will be forwarded to the Chairman of the appropriate Board committee.  If a complaint or concern involves accounting, internal accounting controls, or auditing matters, the correspondence may be addressed, and will be forwarded, to the Chairman of the Audit Committee.  Our website also describes the Audit Committee’s procedures to submit a concern or complaint on a confidential basis.  In order to expedite a response, the non-management directors have instructed management to receive, research, and respond, if appropriate, on behalf of the Company’s non-management directors or a particular director, to any communication regarding an ordinary business matter.

Attendance at Annual Meetings.  The Board has an informal policy under which all directors are expected to attend the annual meeting of shareholders.  Each of our directors attended the annual meeting held in 2010, except Mr. Orr, who was unable to attend that meeting because of illness.

Board Oversight of Risk

Although the Board is not involved in the day-to-day management of risks facing our Company, the Board plays an important role in risk oversight.  The Company’s risk management systems, including our internal and external auditing procedures, internal controls over financial reporting, corporate compliance and ethics program (which includes the obligation for Company management to conduct periodic risk assessments), and contract approvals policies, among others, are designed in part to bring to the Board’s attention the Company’s most material risks so that the Board can understand and evaluate how those risks might affect the Company and how management is responding to those risks.  The Board also works with and supports management in promoting a corporate culture that understands the importance of enterprise-wide risk management and incorporates it into day-to-day decisions that are made regarding our business.  A high priority is placed on risk-aware and risk-adjusted decision making throughout the Company.

The Audit Committee, in particular, is charged with, among other duties, regularly discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those risk exposures, including the Company’s risk assessment and risk management policies.  The Audit Committee also receives, on an annual basis, a report from the Company’s general legal counsel regarding material legal and compliance matters that are being addressed by Company management.  Finally, the Audit Committee has established procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Compensation Committee also evaluates risks associated with our incentive compensation programs.  At its meeting in January 2011, for example, the Compensation Committee evaluated the following issues:

•

Whether any of the Company’s compensation programs incentivize employees to take excessive or inappropriate risk.

•

Whether any particular business segment of the Company carries a significant portion of the Company’s risk profile (for example, by being structured in a way that results in compensation expense representing a significantly higher percentage of the business segment’s revenues when compared with other business segments).

•

Whether the Company appropriately manages any risks that may be created by its compensation programs and policies.

After a review and discussion of these issues at its January 2011 meeting, the Compensation Committee concluded that the Company’s incentive compensation programs and policies did not create incentives for excessive or inappropriate risk-taking by Company employees.

Proposal No. 1 – Election of Directors

General Information

The Nomination Process.  Nominations for director are recommended to the Board by the Corporate Governance Committee.  Candidates for election to the Board may be identified for initial consideration by the Committee from a wide variety of potential sources.  For example, the Committee will consider candidates for nomination from among incumbents whose term will expire at the next annual meeting, persons identified by other members of the Board, executive officers, shareholders, and persons identified by a professional search firm should the Committee believe it appropriate to engage such a firm to assist it.  To recommend an individual for consideration, a shareholder should mail or otherwise deliver a written recommendation to the Committee not later than the December 1 immediately preceding the annual meeting for which the individual is to be considered for inclusion as a nominee of the Board.  At a minimum, a shareholder recommendation should include the individual’s current and past business or professional affiliations and experience, age, stock ownership, particular qualifications, and such other information as the shareholder deems relevant to assist the Committee in considering the individual’s potential service as a member of the Board.

Qualifications.  In reviewing potential nominees, the Committee will consider the age, skills, and experience of current Board members and the requirement under our Corporate Governance Guidelines that a majority of the Board members must be independent, as determined in accordance with NYSE listing standards.  At a minimum, nominees must satisfy the qualification requirements included in our Corporate Governance Guidelines (which are posted on our website at wausaupaper.com), including the provision that no person may be elected a director if that person has attained age 70 as of the date of the election.  All potential nominees submitted to or identified by the Committee will be evaluated on a similar basis for their level of qualifications and experience.

The Committee believes that persons recommended by it to the Board should possess strong intellectual skills; have had a successful career in business, higher education, or a profession that demonstrates an ability to manage a complex organization; have a reputation for personal and professional integrity; exercise sound and independent business judgment; and be able to understand the economic, financial, and operational issues to be addressed by the Company.  Directors whose terms of office will expire at the next annual meeting are considered by the Committee on the basis of these qualities and also on the basis of their service to the Company during their term in office.  The Committee does not have a specific policy regarding Board diversity, but seeks to fill seats on the Board with persons who have a range of professional experiences and backgrounds.

Election Procedures, Nominees, and Board Recommendation

At its March 2011 meeting, and as a result of Mr. Baur’s death, the Board decreased the number of directors from seven to six.  Accordingly, the Board has six members who are divided into three classes, consisting of two Class I directors, one Class II director, and three Class III directors.  One class of directors is to be elected at each annual meeting of shareholders to serve a three-year term.  Any director appointed by the Board to fill a newly created directorship is required to stand for reelection by the shareholders at the first annual meeting following his or her appointment by the Board.  At the annual meeting, shareholders will be asked to elect three Class III directors for terms of office that will expire at the annual meeting of shareholders to be held in 2014.

Upon recommendation of the Corporate Governance Committee, the Board has nominated Gary W. Freels and Thomas J. Howatt for reelection as Class III directors, and Londa J. Dewey for election as a Class III director.  Ms. Dewey was initially recommended to the Corporate Governance Committee by Mr. Knetter, who will not be standing for reelection as a Class III director at the annual meeting.  In the event a nominee should become unable or unwilling to be a nominee for election at the annual meeting, it is the intention of the proxies to vote for such substitute as may be designated by the Board.

Directors are elected by a plurality of the votes cast for the election of directors.  However, under our Corporate Governance Guidelines, in any uncontested election, a director who has a greater number of votes “withheld” for the director’s election than are voted “for” the director’s election is required to tender a resignation within two days of the election.  The Corporate Governance Committee must act promptly (but in any event within 30 days of the election) to make a recommendation to the Board to accept or reject the director’s resignation.  In making its recommendation, the Committee may consider all factors and other information it considers relevant.  The Board’s decision on the Committee’s recommendation must be made promptly (but in any event within 90 days of the election), taking into consideration the Committee’s report, if any, on its recommendation and any other factors and other information it considers relevant.  The Board must also consider, and if it deems it appropriate take action to address, the shareholder concerns underlying the withheld votes or other relevant issues.  Within four business days of the Board’s decision, the Company will disclose the Board’s decision whether to accept or reject the tendered resignation on a Form 8-K filing with the SEC and include in the disclosure an explanation of the process by which it reached its decision and, if applicable, the reasons for rejecting the resignation.  No director who has tendered a resignation pursuant to this governance principle may participate in the process by which the Committee recommends or the Board determines whether the resignation will be accepted.

The Board of Directors unanimously recommends a vote FOR the election of the nominees for Class III directors.  The following table sets forth information concerning the business background and experience of the Board nominees and all continuing directors.  Unless specified, all current positions listed for a nominee or director have been held for at least five years.  Directors whom the Board has determined are independent under the criteria of the NYSE listing standards (or nominees who will meet such criteria) are denoted by an asterisk (*).

Nominees

	Gary W. Freels*	Class III (2014)
Director

Mr. Freels, 62, is President and Chief Executive Officer of Alexander Properties, Inc. (investment management).  Mr. Freels has extensive experience in the areas of investment management, audit, and finance.

since 1996

	Thomas J. Howatt	Class III (2014)
Director
	Mr. Howatt, 61, is President and Chief Executive Officer of the Company. Mr. Howatt has extensive knowledge of the paper industry and experience with our Company.	since 2000

	Londa J. Dewey*	Class III (2014)
Nominee

Ms. Dewey, 50, is President of QTI Management Services, Inc., d/b/a The QTI Group, a human resources and staffing company.  She was formerly President of the Private Client Group and a Market President of U.S. Bank.  Ms. Dewey is a director MGE Energy, Inc., a publicly-traded utility holding company; a director of American Family Insurance, a mutual insurance company; and a director and Chair of the Board for Meriter Health Services, Inc., an integrated health services organization and the parent company of Meriter Hospital.  Ms. Dewey will bring to the Board her skills relating to financial analysis, business strategy, and risk assessment and management.

Continuing Directors

G. Watts Humphrey, Jr.*	Class I (2012)
Director

Mr. Humphrey, 66, is President of GWH Holdings, Inc. (private investment company), Chairman and CEO of International Plastics Equipment Group, Inc., Chairman and CEO of Centria (metal building systems), and owner of Shawnee Farm (thoroughbred breeding/racing).  Mr. Humphrey is also a director of Churchill Downs Incorporated.  Mr. Humphrey’s experience in multiple industries provides a broad business perspective and specific expertise in the areas of administration, operations, and planning.

since 2007

San W. Orr, Jr.	Class I (2012)
Director

Mr. Orr, 69, is Chairman of the Board of the Company and Advisor for the Estates of A.P. Woodson and Family.  He served as Chief Executive Officer of the Company in 2000, 1994-1995 and 1989-1990.  Mr. Orr is also a director of Marshall & Ilsley Corporation and its subsidiary M&I Marshall & Ilsley Bank.  Mr. Orr has extensive paper industry knowledge and experience in the areas of administration, operations, and planning.

since 1970

Dennis J. Kuester*	Class II (2013)

Mr. Kuester, 69, is a director and former Chairman of the Board and CEO of Marshall & Ilsley Corporation.  He is also a director of Modine Manufacturing Company, and was formerly director of Metavante Technologies, Inc.  In addition to a broad banking background, a Mr. Kuester has extensive experience in the areas of strategic planning, economics, business leadership, and risk management.

Director
since 2001

Director Compensation for 2010

The following table presents the compensation of our directors for 2010.  A description of our director compensation policy and plans follows the table.

				Non-Equity	Change in Pension Value
	Fees Earned or	Stock	Option	Incentive Plan	and Nonqualified Deferred	All Other
Name(1)	Paid in Cash	Awards	Awards	Compensation	Compensation Earnings	Compensation	Total
	($)	($)(2)(3)	($)(2)(3)	($)		($)	($)

San W. Orr, Jr.	$144,000	$30,000	$10,020	–	$35,776(4)	$20,259(5)	$240,055

Andrew N. Baur	$ 54,000	$30,000	$10,020	–	–	–	$ 94,020

G. Watts Humphrey, Jr.	$ 45,500	$30,000	$10,020	–	–	–	$ 85,520

Gary W. Freels	$ 62,000	$30,000	$10,020	–	$22,247(4)	–	$124,267

Michael M. Knetter	$ 47,500	$30,000	$10,020	–	–	–	$ 87,520

Dennis J. Kuester	$ 52,000	$30,000	$10,020	–	$36,112(4)	–	$128,132

(1)  Directors who are employees do not receive directors fees.  As a result, Mr. Howatt is not shown in this table.  Ms. Dewey is also not shown in this table because she is a first-time nominee.

(2)  Stock awards are restricted stock units, which must be held until the director’s termination of service from the Board.  Stock award amounts therefore represent potential future income, the amount of which may be materially different when paid.  Dividend equivalents in the form of additional restricted stock units are also earned on each award and are paid at distribution of award.  Amounts indicated represent the grant date fair value for the 2010 award, which was determined by the closing price of the underlying stock on the grant date (i.e., $11.66 per share).  The per-share grant date fair value of the option awards granted to directors in 2010 was $3.34.  The grant date fair values were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Subtopic 718-10.  Additional information concerning the recognition of compensation expense and the assumptions used in the calculation of compensation expense attributable to these awards is set forth in Note 9 to the Notes to Consolidated Financial Statements included in Item 8 of the Company’s Form 10-K for the year ended December 31, 2010.

(3)  The aggregate number of stock and option awards held at December 31, 2010, by directors other than Mr. Howatt (see footnote (1) above) are:

	Aggregate Stock Awards*	Aggregate Option Awards
San W. Orr, Jr.	9,685	140,000
Andrew N. Baur	9,685	27,000
Gary W. Freels	9,685	37,000
G. Watts Humphrey, Jr.	8,498	12,000
Michael M. Knetter	9,685	27,000
Dennis J. Kuester	9,685	37,000

  *Does not include 5,580 restricted stock units granted January 3, 2011, pursuant to Director Compensation Policy and reflected in table of beneficial ownership under “Stock Ownership.”  Also does not include 441 hypothetical shares attributable to dividend equivalents for Messrs. Orr, Baur, Freels, Knetter, and Kuester, and 285 hypothetical shares attributable to dividend equivalents for Mr. Humphrey.

(4)  Represents increase (or decrease) in actuarial present value under director retirement plan for directors who began service prior to January 1, 2003.

(5)  Represents aggregate incremental cost of use of the Company plane.

Director Compensation Policy.  Director compensation is established by the Compensation Committee and is intended to be competitive with compensation paid to directors of similarly sized publicly traded companies.  Our Chairman of the Board receives an annual retainer of $130,000.  Overall director compensation is reviewed annually by the Committee.  In December 2010, after its annual review of director compensation, the Committee elected to set director compensation at the following amounts:

Board Retainer
Annual cash retainer (other than Board Chairman)	$40,000
Restricted Stock	$50,000(1)

Meeting Fees
Board Meeting Fees	$ 1,500
$ 1,000 (telephonic meeting)
Committee Meeting Fees	$ 1,000
$ 500 (telephonic meeting)

Annual Committee Chair Retainer
Audit	$10,000
Executive, Compensation, and Corporate Governance	$ 5,000

(1)  On the first business day of each fiscal year, each director receives restricted stock units in an amount determined by dividing $50,000 by the closing price of Company’s stock on such day.  Dividend equivalents in the form of additional restricted stock accrue on each cash dividend date.  Units are settled in the form of Company stock upon director’s termination of service from the Board unless director elects to defer distribution for a maximum of two years.

Only non-employee directors are eligible for compensation under our director compensation policy.  No director received any compensation or benefits for services as a director other than the standard arrangements described above.

Director Stock Ownership Guidelines.  Each director is required to own stock or stock equivalents having a value equal to three times the director’s annual retainer and board fees on or before the completion of six calendar years of service.  “Stock” consists of shares directly or indirectly held, vested common stock equivalents (restricted stock, etc.), vested stock options, and shares held in qualified retirement plan accounts.  All of our directors have attained the minimum level.

Directors’ Deferred Compensation Plan.  The Company maintains a deferred compensation program under which directors may elect each year to defer some or all of the fees otherwise payable in cash during the year.  Amounts deferred become payable in cash in a lump sum or in quarterly installments after a director’s termination of service.  In the event a director’s service terminates in connection with a change in control of the Company, as defined in the plan, payment of all deferred amounts will be made in a lump sum.  During the period in which payment is deferred, a director may elect that the deferred fees be credited with interest at the prime rate in effect as of each calendar quarter, or that the deferred fees be converted into common stock equivalent units.  If common stock equivalent units are elected, the director’s account is also credited with stock equivalent units representing the shares of our common stock that could have been purchased with the cash dividends that would have been paid had the units been actual common stock.  Stock equivalent units are converted to cash based upon the fair market value of our common stock at the time of distribution.  During 2010, Mr. Baur and Mr. Kuester participated in the plan and deferred all or a portion of the retainer or meeting fees otherwise payable to them.

Directors Retirement Policy.  Directors who began service prior to January 1, 2003, and have at least five years of service at termination are eligible to receive a monthly benefit equal to the monthly retainer and meeting fees in effect at termination of service.  Benefits will be paid for a period of time equal to the retired director’s period of service on the Board.  Retirement benefits terminate at death and are accelerated in the event of a change in control of the Company, as defined in the policy.  Directors who began service after December 31, 2002, are not eligible for retirement benefits under this policy.

Stock Ownership

Stock Ownership of Directors, Executive Officers, and 5% Shareholders

The following table sets forth, based on statements filed with the SEC or information otherwise known to us, in each case, as of the record date, the name of each person believed by us to own more than 5% of our common stock and the number of shares of common stock held by each person.

	Common Shares	Percent of
Name and Address	Beneficially Owned	Class

BlackRock Inc.	4,423,766	9.00%
55 East 52nd Street
New York, NY,

Wilmington Trust Company	3,161,808	6.43%
1100 N. Market Street
Wilmington, DE 19890-0001

T. Rowe Price Associates, Inc.	2,689,900	5.47%
100 E. Pratt Street
Baltimore, MD 21202

Wells Fargo & Company	2,676,229	5.46%
420 Montgomery Street
San Francisco, CA 94163

Dimensional Fund Advisors LP	2,592,110	5.27%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

The following table sets forth the number of shares of common stock beneficially owned as of the record date by each of the directors, each person nominated to become a director, each of our executive officers named in the summary compensation table, and all such nominees, directors, and executive officers as a group.

	Common Stock	Percent of
Name	Beneficially Owned	Class
Andrew N. Baur	152,765(1)	*
Londa J. Dewey	0(2)	*
Gary W. Freels	1,027,830(3)	2.09%
Thomas J. Howatt	901,166(4)	1.81%
G. Watts Humphrey, Jr.	33,517(5)	*
Michael M. Knetter	42,765(6)	*
Dennis J. Kuester	52,765(7)	*
San W. Orr, Jr.	2,168,859(8)	4.40%
Scott P. Doescher	215,869(9)	*
Henry C. Newell	107,623(10)	*
Michael R. Wildenberg	116,109(11)	*
Patrick J. Medvecz	45,959(12)	*
All directors and executive officers as a group (13 persons)	4,882,740(13)	9.66%

*  Less than 1%

(1)  Includes 27,000 option shares and 15,765 shares attributable to restricted stock units (including dividend equivalents) that may be acquired within 60 days of February 15, 2011.

(2)  Ms. Dewey is a first-time nominee to the Board.

(3)  Includes 975,065 shares of common stock held by two charitable foundations of which Mr. Freels serves as president and/or a director and 37,000 option shares and 15,765 shares attributable to restricted stock units (including dividend equivalents) that may be acquired within 60 days of February 15, 2011.

(4)  Includes 608,817 option shares and 52,211 shares attributable to restricted stock units (including dividend equivalents) that may be acquired within 60 days of February 15, 2011, and 28,932 shares held under 401(k) plan on December 31, 2010.

(5)  Includes 12,000 option shares and 14,417 shares attributable to restricted stock units (including dividend equivalents) that may be acquired within 60 days of February 15, 2011.

(6)  Includes 27,000 option shares and 15,765 shares attributable to restricted stock units (including dividend equivalents) that may be acquired within 60 days of February 15, 2011.

(7)  Includes 37,000 option shares and 15,765 shares attributable to restricted stock units (including dividend equivalents) that may be acquired within 60 days of February 15, 2011.  The Marshall & Ilsley Trust Company is trustee of a Company retirement plan and holds our common stock as trustee and in its various other fiduciary capacities.  Mr. Kuester was the Chairman and a director of Marshall & Ilsley Corporation, the parent corporation of the Trust Company, until September 2010.  Mr. Kuester disclaims any beneficial interest in the shares held of record by the Trust Company.

(8)  Includes 1,709,953 shares as to which Mr. Orr exercises shared voting and investment power (and as to which beneficial ownership is disclaimed) and 140,000 option shares and 15,765 shares attributable to restricted stock units (including dividend equivalents) that may be acquired within 60 days of February 15, 2011.

(9)  Includes 156,000 option shares that may be acquired through the exercise of options within 60 days of February 15, 2011, and 9,959 shares held under 401(k) plan on December 31, 2010.

(10) Includes 75,000 option shares that may be acquired through the exercise of options within 60 days of February 15, 2011; 11,165 shares held under 401(k) plan on December 31, 2010; and 5,000 shares of restricted stock.

(11) Includes 73,000 option shares and 13,843 shares attributable to restricted stock units (including dividend equivalents) that may be acquired within 60 days of February 15, 2011, and 7,271 shares held under 401(k) plan on December 31, 2010.

(12) Includes 33,000 option shares that may be acquired through the exercise of options within 60 days of February 15, 2011.

(13) The shares disclosed incorporate footnotes (1) – (12).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors and officers and persons who own more than 10% of the common stock outstanding (“reporting persons”) to file reports of ownership and changes in ownership with the SEC and the NYSE.  Reporting persons are also required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by them with the SEC.  We review copies of the Section 16(a) forms received by us or rely upon written representations from certain of these reporting persons to determine compliance with the Section 16(a)

regulations for purposes of this proxy statement.  Based on our review of these reports and the representations of the reporting persons, we believe that all reports required to be filed by Section 16(a) were filed on a timely basis.

Report of the Audit Committee and Related Matters

Audit Committee Report

During the 2010 fiscal year, the Audit Committee met regularly with senior members of the Company’s financial management team and the Company’s independent auditor to review and discuss the Company’s financial statements (including critical accounting policies, significant accounting issues, and assumptions made in connection with those policies and preparation of the financial statements), financial management issues, and the Company’s system of internal controls.  The Committee also met with the Company’s general legal counsel to review and discuss legal claims and contingencies.

The Audit Committee met with the Company’s senior financial management team and the independent auditor to review the Company’s audited financial statements for the 2010 fiscal year prior to their issuance.  At that meeting, the Committee received assurances from senior financial management that all financial statements had been prepared in accordance with accounting principles generally accepted in the United States.  In addition, the Committee asked the independent auditor to address and respond to questions concerning the audited financial statements, the audit process, and other related matters.  This discussion centered on the following questions posed by the Committee to the independent auditor:

•

Are there any accounting judgments made by management in preparing the financial statements that would have been made differently had the auditor prepared and been responsible for the financial statements?

•

Based on the auditor’s experience and its knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•

Based on the auditor’s experience and its knowledge of the Company, has the Company implemented all internal controls and internal audit procedures that are appropriate for the Company?

In connection with its review of the audited financial statements, the Audit Committee discussed with the independent auditor the independence of the firm under SEC rules for the purpose of expressing an opinion on the Company’s financial statements, and considered whether the provision of nonaudit services is compatible with maintaining the auditor’s independence.  The Committee received from the independent auditor the written disclosure and the letter relating to the independence of the firm under the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.  The Committee also discussed with the independent auditor the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Management has the primary responsibility for the Company’s financial statements and the overall reporting process.  It is not the duty of the Audit Committee to conduct auditing or accounting reviews or procedures.  The Committee acts only in an oversight capacity and it necessarily relies on the work and assurances provided by management and the independent auditor, and it therefore does not have an independent basis to determine whether management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures.  Accordingly, the Committee’s reviews of the Company’s financial statements and its discussions with the Company’s senior financial management team and the independent auditor do not guarantee that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit has been carried out in accordance with auditing standards generally accepted in the United States.

In reliance on the reviews and discussions described in this report and on the report of the independent auditor, the Audit Committee recommended to the Board of Directors that it approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

Audit Committee

Gary W. Freels (Chairman)

Michael M. Knetter

Dennis J. Kuester

Audit Committee Pre-Approval Policies

The Audit Committee is required to pre-approve audit and non-audit services performed by the Company’s independent auditor.  Under its pre-approval policy, a schedule of specific audit, audit-related, and tax services and their related fees received pre-approval in 2010 after review by the Committee of appropriate detailed back-up documentation and receipt of confirmation from management and the independent auditor that each non-audit service included in the schedule may be performed by the independent auditor under applicable SEC and professional standards.  Any services not included in the pre-approved schedule of services and fees were specifically pre-approved by the Committee.  To ensure prompt handling of unexpected matters, the Committee has delegated to the Chairman the authority to grant pre-approvals for services other than internal control related services, provided that any such pre-approvals must be presented to the full Committee at its next meeting.

In granting approval for a service, the Audit Committee (or the appropriate designated Committee member) considers the type and scope of service, the fees, whether the service is permitted to be performed by an independent auditor, and whether such service is compatible with maintaining the auditor’s independence.

Independent Auditor and Fees

Deloitte & Touche LLP (“Deloitte”) acted as the Company’s independent registered public accounting firm and audited the books, records, and accounts of the Company for the fiscal year ended December 31, 2010.  Representatives of Deloitte will be present at the annual meeting and will have an opportunity to make a statement or respond to appropriate questions.

The following table presents aggregate professional fees paid or accrued to our independent auditor during the 2010 and 2009 fiscal years and fees attributable to the audit of our financial statements for those years.  All services performed received pre-approval by the Audit Committee in accordance with its pre-approval policy.

	2010	2009

Audit Fees(1)	$572,679	$569,200
Audit-Related Fees	0	0
Tax Fees(2)	307,254	271,714
All Other Fees	0	0
	$879,933	$840,914

(1)  Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits, review of SEC filings, and the attestation of management’s report on the internal control of financial reporting.

(2)  Tax fees related to tax compliance (tax returns, refunds, and payment planning) were $206,744 in 2010 and $220,864 in 2009.  Tax consultation and planning fees were $100,510 in 2010 and $50,850 in 2009; these fees provided, or are expected to provide, benefits to the Company in excess of the fees paid.

Executive Compensation

Compensation Discussion and Analysis

Overview and Executive Summary

The Compensation Committee has overall responsibility for developing and administering our director and officer compensation policies.  This discussion and analysis of our executive compensation programs and policies is intended to complement and enhance an understanding of the compensation information presented in the tables that follow.  As used in this proxy statement, references to “named executive officers” mean the officers named in the Summary Compensation Table on page 24.

Compensation Objectives and Philosophy.  Our executive compensation programs and policies are intended to attract, motivate, and retain executive officers who have the capability to manage the Company’s day-to-day operations as well as develop and execute strategic plans to increase shareholder value.  We seek to:

•

provide base salaries and benefits that are generally at the median level of peer group companies;

•

reward performance that increases shareholder value directly or through increased earnings; and

•

align the long-term interests of our executive officers with the long-term interests of our shareholders.

Summary of Significant 2010 Executive Compensation Decisions.  After freezing executive compensation increases for the Company’s named executive officers in late 2008 and early 2009 (except for certain increases that were made in connection with promotions), the Company reinstated merit-based compensation increases at the beginning of our 2010 fiscal year.  These 2010 increases in base compensation for our named executive officers ranged from a low of 3.8% of base salary (for the Company’s chief executive officer) to a high of 12.3% of base salary (for a recently promoted senior vice president of one of the Company’s two operating segments).  The Compensation Committee believes that these 2010 base salary increases were appropriate for two primary reasons:

•

to reward management’s performance in improving the Company’s 2009 earnings notwithstanding a weak economic environment, and

•

to maintain the Company’s executive compensation levels at or near the median level of peer group companies.

During 2010, the Company also retained Grant Thornton LLP as an outside independent consultant to assist the Compensation Committee in evaluating its executive compensation programs and policies.  Grant Thornton was instructed to analyze the Company’s executive compensation practices and policies and to provide recommendations to the Committee.  In addition, Grant Thornton was instructed to provide information relating to peer group executive compensation data.  After completion of Grant Thornton’s review and analysis, the Compensation Committee recommended, and the Board approved, adding an additional component of long-term incentive compensation, which went into effect at the beginning of 2011.  Under this long-term equity incentive plan, Company executives (including our named executive officers) will receive grants of equity that will vest based on the Company attaining minimum levels of “total shareholder return” over a three-year measurement period.  Total shareholder return will essentially measure share price performance (including dividends paid) over the three-year period.

Grant Thornton’s assessment of our executive compensation programs and policies was completed in July 2010, and it included the following observations and recommendations:

•

The Company’s base salary for its executive officers is generally at the peer group median or modestly below.  No adjustments were recommended.

•

The Company’s cash bonus opportunities that are provided to executive officers are competitive when measured against its peer group and strongly tied to earnings through the use of a “return on capital employed” measurement.  No adjustments were recommended.

•

The Company typically provides annual grants of performance units that have vesting components relating to both retention and a return on capital employed measurement.  This approach is effective; however, the equity incentive award opportunity is below those typically offered by the Company’s peer group.  For this reason, Grant Thornton recommended that the Company increase its equity incentive awards to a level that is consistent with its peer group, incorporating a longer-term incentive that is tied to a “total shareholder return” measurement.

•

The Company maintained a defined benefit Supplemental Executive Retirement Plan (“SERP”), in which the Company’s chief executive officer and chief financial officer participated; however, other named executive officers participated in a defined contribution SERP.  Grant Thornton recommended that, in order to provide a more appropriate benefit and follow the trends seen in peer group companies, the Company should transition participants away from the defined benefit SERP and move participants into the Company’s defined contribution SERP.

•

The Company does not maintain any deferred compensation plan for its executive officers, does not currently have any change of control or other employment agreements in place with its executive officers, and provides modest professional services assistance (in the areas of legal, tax, and financial planning services) to its executive officers.  No adjustments were recommended.

Overall, the Grant Thornton assessment concluded that, with recommended changes to the equity incentive and SERP components, the Company’s compensation for named executive officers will approximate market averages.  Effective as of January 1, 2011, the Compensation Committee implemented the recommendations of Grant Thornton with respect to the SERP and equity incentive plan.

2010 Results.  With the January 1, 2010 combination of its legacy Printing & Writing and Specialty Products business segments into a single Paper operating unit, the Company completed a multi-year restructuring initiative that improved the Company’s competitive position and profitability.  Benefits associated with this initiative were reflected in the Company’s 2010 financial results, as it was able to sustain earnings through a period of record-high fiber costs and generally weak economic conditions.  The Company also reinstated the payment of dividends in 2010, improved its capital structure, achieved a record low safety incident rate, and accomplished a variety of other operating and financial goals.  Overall, the Compensation Committee believes that the Company’s executive compensation programs and policies are consistent with the Company’s performance.

Total Compensation and Peer Group Analysis

In determining total compensation levels, the Compensation Committee considers all forms of compensation, including cash compensation, retirement benefits, the cost of insurance and other benefits, and the number of previously awarded options, restricted stock, or restricted stock units.  Traditionally, total compensation levels of our named executive officers have been compared to peer group compensation in order to assist the Compensation Committee in determining whether the objective of providing competitive compensation has been achieved.  In connection with its overall assessment of the Company’s executive compensation programs and policies, Grant Thornton provided assistance to the Compensation Committee in performing its 2010 peer group analysis.

Peer group information was derived from companies in the paper industry for which public information was available.  The paper industry peer group included, in addition to the Company, twelve paper industry companies whose 2009 fiscal year revenues ranged between $.5 billion and $2.8 billion, with median revenue of approximately $1.3 billion.  Compensation comparisons were made for the CEO, CFO, and senior operating vice presidents of the Company.  The Company’s revenue in 2009 was approximately $1.2 billion, or just lower than the median amount.  The companies included in the paper industry peer group were:

Boise Inc.
Buckeye Technologies Inc.
Clearwater Paper Corp.
Greif, Inc.
Kapstone Paper & Packaging
Neenah Paper, Inc.
Packaging Corp. of America
P. H. Glatfelter Company
Rayonier Inc.
Rock-Tenn Company
Schweitzer-Mauduit International, Inc.
Verso Paper Corp.

In previous years, a narrower group of paper industry peer group companies had been used for the Company’s analysis of executive compensation; however, based on Grant Thornton’s recommendation, the paper industry peer group was expanded to include additional peer group companies in 2010.  The Company had also used, in addition to a paper industry peer group, a group of publicly reporting Wisconsin-based manufacturing companies.  Based on Grant Thornton’s recommendation, these companies were not included in the Compensation Committee’s analysis of peer group executive compensation during 2010, as it was believed that their compensation practices and policies were not as relevant to the Company as a comparison with its paper industry peers.  However, in addition to the 12 paper industry peer group companies listed above, Grant Thornton also evaluated the Company’s executive compensation against a national peer group of 24 comparable manufacturers whose 2009 fiscal year revenues ranged between $.7 billion and $1.7 billion, with a median revenue of approximately $1 billion.  To ensure compatibility with this peer group, Grant Thornton considered organizations with comparative market capitalizations, assets, and employees, as well as revenues.  The national manufacturing peer group included the following companies:

General Steel Holdings Inc.	Callaway Golf Co.
Ferro Corp.	Apogee Enterprises Inc.
Carpenter Technology Corp.	Mine Safety Appliances Co.
Deluxe Corp.	Bway Holding Co.
Revlon Inc.	Jakks Pacific Inc.
Schulman Inc.	OM Group Inc.
Stepan Co.	Interface Inc.
Fuller Co.	Metalico Inc.
Sensient Technologies Corp.	AEP Industries Inc.
Griffon Corp.	Crocs, Inc.
Elizabeth Arden Inc.	Myers Industries Inc.
NCI Building Systems Inc.	Omnova Solutions Inc.

With respect to both peer groups, Grant Thornton reviewed total compensation practices for both the most recently completed fiscal year and a three year average.  Grant Thornton’s analysis concluded that the total annual executive compensation opportunities were comparable in both the paper industry and the national manufacturer peer groups.  Grant Thornton recommended that we give primary weight to the paper industry peer group, and the Committee agreed with that recommendation.

Elements of Our Executive Compensation Program

Base Salary and Benefits.  Our base salary and benefit program for executive officers is intended to provide basic economic security at a level that is generally at the median level for executive officers indicated in the peer group data.  Individual job performance is the single most important factor in our determination of increases in base salary.  In accordance with our committee charter, we primarily rely upon the annual assessment by the CEO with respect to the job performance of the CEO’s subordinate executive officers and our own review of the CEO’s performance.  A summary of the named executive officers’ base salaries during recent years is as follows:

Named Executive Officer	2009 Base Salary	2010 Base Salary	2011 Base Salary

Thomas J. Howatt	$800,000	$830,000	$860,000
Scott P. Doescher	$330,000	$395,000	$410,000
Henry C. Newell	$325,000	$365,000	$381,000
Michael R. Wildenberg	$330,000	$360,000	$374,000
Patrick J. Medvecz	$220,000	$240,000	$249,000

The base salary amounts outlined above reflect the approved salaries as of January 1 of each year shown.  Actual amounts paid may vary slightly because salary increases for the upcoming year are typically implemented in mid- to late December.  Mr. Newell’s 2011 base salary was increased to $470,000 (annualized) in connection with a promotion effective March 1, 2011.  More specific information regarding each named executive officer’s 2010 base salary and other compensation is provided in the Summary Compensation Table on page 24.

In addition to base salaries, we provide employee benefits to executive officers and all other salaried employees that are consistent with benefits provided in the paper industry, including retirement benefits, health insurance, dental insurance, life and disability insurance, and other welfare benefits.  Our named executive officers participate in these plans on the same basis as other employees and are also provided certain other benefits (e.g., supplemental retirement plans) that are described in more detail below.

Cash Bonus Incentives.

2010 Cash Incentive Compensation Plan.  We annually establish Company and individual performance targets under a Cash Incentive Compensation Plan for Executive Officers.  The plan is intended to reward performance that promotes the attainment by the Company of its strategic objectives of increasing shareholder value through increased earnings.  In addition to our named executive officers, all other salaried employees of the Company and its operating segments participate in the plan at various levels based on their positions and responsibilities within the Company.  Under the plan, named executive officers were entitled to receive incentive compensation based upon:

(1)

the level of achievement by the Company of goals for adjusted earnings per share as derived from targeted return on capital employed;

(2)

for executive officers with direct segment operating responsibility, achievement of targeted segment operating profits; and

(3)

the level of achievement of specified quantifiable bottom-line oriented targets and specific operational or strategic goals, as outlined in the second table that follows below, which summarizes the individual performance objectives and maximum incentive compensation opportunity and achievement as a percentage of base salary.

The following table sets forth detailed information regarding the 2010 Cash Incentive Compensation Plan:

	Earnings Per Share(1)			Segment Operating Profits(2)			Individual Objectives(3)		Total
				Targeted
	Targeted	Max.	Earned	Range of	Max.	Earned	Max.	Earned	Max.	Earned
	Range of	% of	% of	Operating	% of	% of	% of	% of	% of	% of
	EPS	Salary	Salary	Profits	Salary	Salary	Salary	Salary	Salary	Salary

Mr. Howatt	$.20–$.75	120%	81%	–	–	–	30%	26%	150%	107%

Mr. Doescher	$.20–$.75	95%	64%	–	–	–	30%	24%	125%	88%

Mr. Newell	$.20–$.75	25%	17%	$10–33 M	50%	15%	25%	22%	100%	54%

Mr. Wildenberg	$.20–$.75	25%	17%	$30–55 M	50%	32%	25%	17%	100%	66%

Mr. Medvecz	$.20–$.75	55%	37%	–	–	–	20%	14%	75%	51%

(1) For purposes of this plan, “earnings per share” means earnings per share as reported in the Company’s audited financial statements, decreased by amounts representing base gains from timberland sales and adjusted for other extraordinary items (which included, for 2010, facility closure charges, nonrecurring state tax benefits, alternative fuel tax credits, planned expenses associated with certain major capital projects, and certain other items) as determined in the discretion of the Compensation Committee.  Incentive bonuses would have been 0% of base salary if earnings were below the targeted range of earnings per share and increased on a pro rata basis to the officer’s maximum of percentage of base salary at the top of the targeted range.

(2) For purposes of this plan, “operating profits” means the segment operating profits as reported in connection with the Company’s audited financial statements adjusted for other extraordinary items (which included, for 2010, facility closure charges, alternative fuel tax credits, planned expenses associated with certain major capital projects, and certain other items) as determined in the discretion of the Compensation Committee.  Incentive bonuses would have been 0% of base salary if operating profits were below the targeted range for the officer’s respective operating segment’s targeted operating profit and increased on a pro rata basis to the officer’s maximum percentage of base salary at the top of the targeted range.

(3) The types of individual performance objectives and the maximum incentive compensation that could have been earned in 2010 by our named executive officers under individual performance objectives are described in the following table:

	Maximum Incentive Compensation
Individual Performance Objective	As a Percentage of Base Salary
	Mr.	Mr.	Mr.	Mr.	Mr.
	Howatt	Doescher	Newell	Wildenberg	Medvecz

• Achievement of targeted levels of cost reductions during 2010	–	–	6%	–	–

• Execution of strategic direction initiatives	8%	4%	–	9%	–

• Implementation of various objectives relating to product development improvements, operating efficiencies, working capital management improvements, return on capital employed, and safety goals	10%	7%	10%	10%	10%

• Implementation of succession planning and talent development initiatives	6%	–	–	–	–

• Achievement of targeted improvements for sales growth and product mix	–	–	9%	6%	–

• Achievement of targeted volume and valuation relating to sales of timberlands	–	6%	–	–	–

• Refinance Company’s debt instruments	6%	7%	–	–	–

• Upgrade ERP system	–	6%	–	–	–

• Lead manufacturing improvement initiatives	–	–	–	–	10%

Maximum Total Opportunity (as % of base salary)	30%	30%	25%	25%	20%
Actual Incentive Earned (as % of base salary)	26%	24%	22%	17%	14%

2011 Cash Incentive Compensation Plan.  The 2011 Cash Incentive Compensation Plan formula provides for a range of adjusted earnings of between $.20 and $.75 per share, which represents a return on capital employed target range of 5% to 14%.

Equity Incentives.

2010 Equity Incentive Compensation Plan.  Equity compensation is intended to align the long-term interests of our executive officers and shareholders.  Although equity awards have an inherent element of long-term incentive compensation, awards have historically been tied in recent years to a one-year performance horizon to make the awards meaningful in light of the recent volatility and unpredictability of the Company’s earnings under the business conditions in which the paper industry has operated.  In this environment, we had considered annual incentive plans to be the most effective approach to equity-based incentive compensation.  That approach remained in place during 2010; however, as discussed further below and based in part on the recommendations of Grant Thornton in connection with its assessment of our executive compensation programs and policies, we have, beginning in 2011, added a three-year total shareholder return component to our equity incentive awards.

Similar to previous years, the 2010 Equity Incentive Compensation Plan established five levels of responsibility within the Company, with each Company officer who participated in the plan slotted in one of the levels based on level of responsibility.  Potential equity awards were made up of two components:  one component was a retention award of performance units, which was awarded in January 2010 and which will vest two years after the date of grant, so long as the recipient is still employed by the Company in a position of equal or greater authority.  This grant of performance units had a value equal to a percentage of the officer’s base salary that varied based upon level of responsibility.  The second component of the 2010 Equity Incentive Compensation Plan was a performance incentive, which, like the retention component, featured a maximum award level tied to a varying percentage of base salary, with the actual amounts awarded based on the performance of the Company against targeted levels of return on capital employed during 2010.  The following table sets forth detailed information regarding the 2010 Equity Incentive Compensation Plan:

	Performance Units Granted
	Retention Award(1)	Maximum Performance Incentive Award(2)	Actual Performance Incentive Award

Mr. Howatt	17,796	53,388	31,499

Mr. Doescher	6,775	20,326	11,993

Mr. Newell	4,696	15,652	9,235

Mr. Wildenberg	4,631	15,437	9,108

Mr. Medvecz	2,058	6,175	3,644

(1) The Retention Award was a grant of performance units equal to a specified percentage of base salary, which vests and is converted to a right to receive common stock based on continuous employment with the Company (in the same position or in a position with greater authority) through January 4, 2012.

(2) The Performance Incentive was a grant of performance units equal to a specified percentage of base salary that varied based upon the officer’s level of responsibility.  These performance units will vest and be converted to a right to receive common stock based on (1) continuous employment with the Company (in the same position or in a position with greater authority) through January 4, 2012; and (2) the Company’s achieving levels of Return on Capital Employed (“ROCE”) ranging from 5% ROCE to 14% ROCE.  For purposes of this plan, ROCE was determined by excluding base gains from timberland sales and adjusting for other extraordinary items (which may include, for example, facility closure charges, alternative fuel tax credits, or other similar items).  ROCE is calculated after incentive compensation expenses have been included.  No shares of common stock or cash would have been awarded if earnings had been below the targeted range of ROCE.

We believe that the 2010 Equity Incentive Plan was successful in properly incentivizing our officers while aligning their long-term interests with those of our shareholders.

2011 Equity Incentive Compensation Plan.  Consistent with Grant Thornton’s recommendations, we kept the essential components of our one-year equity incentive plan for the 2011 fiscal year, increased the maximum performance incentive award potential for our executive officers to more competitive levels, and added a longer-term equity incentive component that measures performance of the Company (based on “total shareholder return”) over a three-year period.

Other Equity Awards.  We typically award equity (options, restricted stock, or restricted stock units) at the time a named executive officer is first appointed to an executive officer position.  From time to time we may also grant other awards of options, restricted stock, or restricted stock units that are neither tied to a named executive officer’s initial appointment nor subject to vesting conditions based upon the financial performance of the Company.  We have not established formal criteria with respect to the size or frequency of grants that are not part of an incentive plan, but may consider a variety of factors, including our subjective determination of the performance and contributions of the officer, the Company’s financial performance relative to the industry, and our goal of aligning the long-term interests of officers and shareholders.  Awards made in January 2010 (specifically, grants of options to each of our named executive officers) were made under the terms of our 2000 Stock Incentive Plan.  Awards made in January 2011 were made under the terms of our 2010 Stock Incentive Plan, which shareholders adopted at our annual meeting last year.

Timing of Equity Awards.  We approve equity-based incentive awards promptly following the close of the fiscal year so that compensation expense in connection with any awards is recognized in the year to which the performance goals relate.  The timing of other equity awards is tied to the occurrence of specific hiring or promotion events.  In each case, awards are made on the date of appointment or at the next subsequent scheduled Compensation Committee meeting.  We do not engage in any plan or practice to coordinate the timing of equity awards with the release of material non-public information.

Stock Ownership Guidelines and Retention.  We have adopted stock ownership guidelines for all corporate and divisional (segment) officers.  Named executive officers are required to own stock having a value equal to the following specified multiples of base salary within 5 years of hire or promotion to a position as a corporate or divisional officer:

Title	Multiple of Base Salary
CEO	3.0
Executive Vice President	2.0
Senior Vice President	1.5

The value of stock held is determined by shares directly or indirectly held, vested common stock equivalents (restricted stock, etc.), vested stock options, and shares held in qualified retirement plan accounts.  The CEO and CFO have each attained the required level of ownership, and all other named executive officers have attained the minimum level or are on pace to attain such level within the specified period.  In addition to the stock ownership guidelines, for many years the CEO has shared an expectation with executive officers that equity awards are to be viewed as a long-term equity accumulation plan.  In the past five years, for example, no stock attributable to equity awards has been disposed of by our executive officers except in connection with the payment of income tax liabilities attributable to those awards or in anticipation of retirement.

Supplemental Retirement Plans.  The Company currently maintains three supplemental retirement plans (the “SERPs”); however, only one of these SERPs is currently providing any benefit accruals.  The SERPs are intended to provide retirement benefits on compensation in excess of the Internal Revenue Code’s limitation on compensation that may be taken into account under tax-qualified retirement plans.  These plans are therefore intended to place the named executive officers in a comparable position with other salaried employees with respect to the proportion of retirement income to be paid in relationship to compensation.  Benefits under the SERPs create a long-term continuity of interest with the Company as a result of the vesting schedule, and the unfunded nature of the SERPs offers significant personal incentive with respect to maintaining the soundness of the Company’s financial condition.  The SERPs are intended to provide benefits comparable to those provided to other paper industry executives included in the peer group.  The Pension Benefits table and accompanying footnotes on page 27 contain detailed information about benefits under the SERPs.  The following descriptions provide additional details:

•

2009 Defined Contribution SERP.  On October 17, 2008, the Committee adopted the 2009 Defined Contribution Supplemental Retirement Plan (the “2009 Defined Contribution SERP”) to provide supplemental retirement benefits to executive officers beginning in 2009.  Participation under the 2009 Defined Contribution SERP is subject, in all cases, to the discretion of the Committee.  Under the 2009 Defined Contribution SERP, participants receive an annual Company contribution equal to 8.5% of base compensation in excess of the IRS limit for qualified plans (currently $245,000), plus 13% of cash incentive compensation.  A participant’s account is credited with interest at a rate equal to the prime rate of interest in effect on the first day of each calendar quarter.  Participants originally vested in the Defined Contribution SERP after completing 10 years of service as a participant (including prior service as a direct report to the CEO) and attaining age 55, although the Committee had retained discretion to specify other age or service requirements.  Effective January 1, 2011, participants will now vest in the 2009 Defined Contribution SERP after five years as a participant.  Accounts under the 2009 Defined Contribution SERP are distributable beginning on the date following termination, which is selected by the participant, but not later than age 65.  Distribution can be made in a lump sum or in various installments over a period selected by the participant, but not in excess of 120 monthly installments.  The plan is unfunded, and it contains forfeiture provisions in the event a participant violates confidentiality or restrictive covenant provisions or incurs a termination of employment for cause.  Messrs. Newell, Wildenberg, and Medvecz were participants in the 2009 Defined Contribution SERP during 2010; Messrs. Howatt and Doescher began their participation on January 1, 2011, after their benefit accruals under the Defined Benefit SERP (discussed below) were frozen.

•

Defined Benefit SERP.  For many years, the Company had maintained a supplemental retirement plan (the “Defined Benefit SERP”) that was intended to provide deferred compensation to the Company’s executive officers.  Executive officers became participants in the Defined Benefit SERP as of the first day on which the officer was employed by the Company in an executive officer capacity.  The Company’s CEO and CFO are currently the only named executive officers who hold any benefit under the Defined Benefit SERP.  The Committee amended the Defined Benefit SERP to close participation to new participants effective June 12, 2008.  Additionally, during 2010, the Committee froze additional accruals under the Defined Benefit SERP, and the remaining participants were vested (to the extent they had not previously obtained a vested benefit) and transitioned to the 2009 Defined Contribution SERP as of January 1, 2011.

•

2008 SERP.  Effective June 12, 2008, the Company adopted the 2008 Supplemental Retirement Plan (the “2008 SERP”) for participation by executive officers that are designated by the Committee for participation.  The 2008 SERP was intended to provide the Committee with greater flexibility and discretion regarding participation, benefit levels, and vesting requirements.  No executive officer of the Company currently participates in the 2008 SERP.

Deferred Compensation Plan.  We do not maintain any deferred compensation plans specifically for our named executive officers; however, Mr. Howatt participates in our Directors’ Deferred Compensation Plan in his capacity as a member of our Board.

Perquisites.  Each named executive officer may receive a country club membership and an allowance for professional fees.  Relocation expenses are reimbursed in accordance with a Company program for salaried employees.  While named executive officers may use the Company plane for personal travel when it is not in use on Company business, actual use has been very limited.  We do not consider perquisites to be a material element of the compensation program for executive officers.

Termination and Change in Control Arrangements.  We do not maintain any employment or change in control agreements for our executive officers.  We anticipate that if circumstances arise in which such arrangements may be appropriate to retain executive officers, we will give due consideration to implementing appropriate arrangements.

Upon a change in control of the Company, all equity awards (whether issued under the 2000 Stock Incentive Plan or the 2010 Stock Incentive Plan) will become fully vested, and we will have the discretion to cancel outstanding options and make a lump sum cash payment to the option holders.  See “Termination and Change in Control Arrangements” on page 28.  We do not consider change in control or severance arrangements to be a material element of the compensation program for executive officers.

Tax Considerations.  We are aware that, except for certain plans approved by shareholders, Section 162(m) of the Internal Revenue Code of 1986, as amended, limits deductions to $1 million for compensation paid to the CEO and each of the four most highly paid executive officers named in the summary compensation table who are officers on the last day of the year.  We review the Section 162(m) limit and its application to the compensation paid to our executive officers as part of our overall compensation policy.

Role of Compensation Committee and Executive Officers

The Compensation Committee has overall responsibility for all matters relating to compensation of our directors and named executive officers and, in particular, is responsible for approving the compensation of our chief executive officer.  The Compensation Committee also considers the chief executive officer’s recommendations relating to the compensation of our other named executive officers.  To assist the Committee in performing these functions, the chief executive officer and the corporate vice president of human resources provide information and recommendations about compensation, programs, and policies when requested by the Committee or its chair.  The other named executive officers have no related involvement with the Committee.  Upon request by the Committee or its chair, the chief executive officer and other management personnel may attend Committee meetings, but they are excused at such times as the Committee deems appropriate.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis contained under that heading in this proxy statement.  On the basis of our review and discussions, we have recommended that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended December 31, 2010, and this proxy statement.

Compensation Committee

G. Watts Humphrey, Jr. (Chairman)

Gary W. Freels

Dennis J. Kuester

Summary Compensation Table for 2010

The following table sets forth the compensation awarded to, earned by, or paid by us and our subsidiaries during the year ended December 31, 2010, to our principal executive officer, principal financial officer, and the three most highly compensated other executive officers as of December 31, 2009, whose total compensation exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)

Thomas J. Howatt,	2010	$831,136	$0	$ 574,780	$ 338,000	$ 890,895	$1,899,527	$ 9,655(4)	$4,543,993
President and CEO	2009	$801,021	$0	$1,016,900	$ 0	$1,160,851	$1,762,049	$ 9,825(4)	$4,750,646
	2008	$800,000	$0	$ 424,721	$ 0	$ 374,080	$ 974,614	$ 9,142(4)	$2,582,557

Scott P. Doescher,	2010	$395,568	$0	$ 218,835	$ 253,500	$ 349,999	$ 243,538	$ 6,248(4)	$1,467,688
Executive Vice President,	2009	$332,209	$0	$ 283,591	$ 51,500	$ 404,174	$ 162,800	$ 5,456(4)	$1,239,730
Finance,	2008	$330,000	$0	$ 98,997	$ 0	$ 131,456	$ 250,473	$ 5,865(4)	$ 816,791
Secretary and Treasurer

Henry C. Newell*	2010	$365,606	$0	$ 162,435	$ 253,500	$ 195,965	$ 16,301	$38,473(4)	$1,032,280
Senior Vice President,	2009	$325,000	$0	$ 285,335	$ 175,750	$ 226,688	$ 13,884	$32,730(4)	$1,059,387
Paper

Michael R. Wildenberg*	2010	$360,530	$0	$ 160,197	$ 253,500	$ 238,311	$ 54,723	$50,324(4)	$1,117,585
Senior Vice President,	2009	$331,021	$0	$ 183,153	$ 105,750	$ 318,000	$ 27,212	$ 5,600(4)	$ 970,736
Towel & Tissue

Patrick J. Medvecz*	2010	$240,341	$0	$ 66,485	$ 84,500	$ 123,536	$ 33,195	$22,944(4)	$ 571,001
Vice President	2009	$220,000	$0	$ 108,568	$ 29,100	$ 150,744	$ 33,207	$ 5,390(4)	$ 547,009
Mfg. & Technology

  *Messrs. Newell and Wildenberg were promoted to their current positions in January 2009, and neither they nor Mr. Medvecz were named executive officers prior to that time.  Mr. Newell was promoted to Executive Vice President, Chief Operating Officer effective March 1, 2011.

(1) The amounts indicated with respect to 2010 represent the grant date fair value for awards of restricted stock, restricted stock units, and stock options.  The grant date fair values were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Subtopic 718-10.  Amounts may also include awards for more than one year.  All amounts represent potential future income calculated for financial reporting purposes; actual amounts recognized by the named executive officers may be materially different depending on, among other things, the Company’s stock price performance and the period of service of the executive.  Additional information concerning the recognition of compensation expense and the assumptions used in the calculation of compensation expense attributable to these awards is set forth in Note 9 to the Notes to Consolidated Financial Statements included in Item 8 of the Company’s Form 10-K for the year ended December 31, 2010.

(2) Cash incentive compensation earned by officers based on the 2010 Company financial performance and satisfaction of individual performance objectives under the 2010 Cash Incentive Compensation Plan.

(3) The amounts indicated represent the change in the actuarial present value in 2010 of each officer’s accrued retirement benefit:

	Change in Pension Value
	Retirement Plan	Supplemental Retirement Plan
Mr. Howatt	$91,726	$1,807,801
Mr. Doescher	$61,310	$ 182,228
Mr. Newell	$16,301	–
Mr. Wildenberg	$54,723	–
Mr. Medvecz	$33,195	–

The amounts indicated also include an increase in actuarial present value of $21,017 with respect to Mr. Howatt under the director retirement plan.

(4) Contributions under the Company’s 401(k) plan, the 2009 defined contribution supplemental executive retirement plan (which was discussed on page 22 above), and credits payable under the Company’s flexible benefit plan during 2010 were as follows:

	401(k)	Defined Contribution SERP	Flexible Benefits Plan
Mr. Howatt*	$6,248	–	$3,407
Mr. Doescher*	$6,248	–	–
Mr. Newell	$1,567	$36,906	–
Mr. Wildenberg	$6,248	$42,381	$1,695
Mr. Medvecz	$6,248	$16,696	–

*Messrs. Howatt and Doescher did not begin participation in the Defined Contribution SERP until January 1, 2011.

Grants of Plan-Based Awards for 2010

The following table indicates potential cash incentive compensation under our incentive plans based on 2010 performance and equity awards granted in 2010.  Actual cash incentive compensation earned in 2010 is included in the Summary Compensation Table on page 24.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas J. Howatt	–	$224,000	$1,061,000	$1,245,000	–	–	–	–	–	–	–
	1/4/10	–	–	–	17,796	61,040	71,184	–	–	$11.66	$830,000

Scott P. Doescher	–	$103,000	$ 418,000	$ 493,750	–	–	–	–	–	–	–
	1/4/10	–	–	–	6,775	23,239	27,101	–	–	$11.66	$316,000

Henry C. Newell	–	$ 73,000	$ 268,000	$ 365,000	–	–	–	–	–	–	–
	1/4/10	–	–	–	4,696	17,374	20,348	–	–	$11.66	$237,250

Michael R. Wildenberg	–	$ 72,000	$ 295,000	$ 360,000	–	–	–	–	–	–	–
	1/4/10	–	–	–	4,631	17,135	20,068	–	–	$11.66	$234,000

Patrick J. Medvecz	–	$ 43,000	$ 154,000	$ 180,000	–	–	–	–	–	–	–
	1/4/10	–	–	–	2,058	7,060	8,233	–	–	$11.66	$ 96,000

(1)  Amounts represent 2010 incentive compensation that could have been earned if 2010 financial and/or individual performance requirements under the 2010 Cash Incentive Compensation Plan for executive officers had been attained.  Amounts indicated as “Target” represent amounts that would have been paid or awarded if the 2010 operating plan targets had been met.  The incentive plans did not set a specific target level, but instead established potential payments based on satisfaction of individual performance objectives, the return on capital employed achieved within a range of 5% to 14%, and, in the case of certain officers, the segment operating profits achieved within a specified range.  Amounts indicated as “Threshold” reflect the past three year’s historic average payouts as a percentage of base salary for achievement of individual performance objectives with no payment based on Company or segment performance.  Amounts indicated as “Maximum” represent amounts that would have been payable upon achievement of all individual objectives and achievement of return on capital employed and segment operating profits at or above, in each case, the top of the range.  See “Compensation Discussion and Analysis – Elements of Our Executive Compensation Program – 2009 Cash Incentive Compensation Plan.”

(2)  Actual awards under 2009 Equity Incentive Compensation Plan.  Dividend equivalents in the form of additional restricted stock units are earned on each award and are paid at distribution of award.  See “Compensation Discussion and Analysis – Elements of Our Executive Compensation Program – 2009 Equity Incentive Compensation Plan.”

(3)  Amounts indicated represent the grant date fair value of restricted stock units ($11.66).  The grant date fair values were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Subtopic 718-10.  Additional information concerning the assumptions used in determining the grant date fair value of these awards is set forth in Note 9 to the Notes to Consolidated Financial Statements included in Item 8 of the Company’s Form 10-K for the year ended December 31, 2010.

2000 Stock Incentive Plan and 2010 Stock Incentive Plan.  All awards of restricted stock units and stock options are made under the terms of either the 2000 Stock Incentive Plan (for grants made prior to May 31, 2010) or the 2010 Stock Incentive Plan (for grants made beginning on or after June 1, 2010).  Awards made under these plans include all awards made to the Company’s annual performance-based equity plans and all other individual grants.

Equity awards under the plans are granted subject to such performance-based or service conditions as the Committee determines to be appropriate under the circumstances.  Restricted stock units may be settled in cash in the discretion of the Committee.  Under current policy, performance-based restricted stock units may, at the election of the grantee, be settled in cash to the extent of the grantee’s tax withholding liability.  Options may be awarded for a maximum term of 10 years at an exercise price not less than the closing price of our stock on the date of grant.  Options must be exercised within 90 days of the termination of employment for reasons other than retirement, death, or disability, in which cases, extended exercise periods of up to one year (in case of death) or two years (in case of retirement) apply.  See “Compensation Discussion and Analysis – Elements of Our Executive Compensation Program – 2010 Equity Incentive Compensation Plan,” page 20, for more information on awards under the 2010 Equity Incentive Compensation Plan.

Outstanding Equity Awards at Fiscal Year-End 2010

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Thomas J.	–	100,000(1)	–	$11.66	01/04/20	31,621 (9)	$272,257	–	–
Howatt	50,000	–	–	$12.36	12/16/25	17,865(10)	$153,818	–	–
	10,000	–	–	$13.69	04/21/25	44,768(13)	$385,452	–	–
	50,000	–	–	$17.40	12/17/24	18,422(12)	$158,613	–	–
	6,000	–	–	$10.71	12/13/21	15,000(13)	$129,150	–	–
	15,000	–	–	$ 8.97	08/07/20			–	–
	350,000	–	–	$ 8.97	08/07/20			–	–
	86,205	–	–	$15.88	01/23/19			–	–
	5,000(2)	–	–	$17.69	10/16/16			–	–
	6,250(3)	–	–	$18.51	10/18/15			–	–
	18,750(4)	–	–	$18.51	09/01/15			–	–
	9,168	–	–	$17.12	04/01/13			–	–
	2,444(5)	–	–	$13.13	02/19/12			–	–
Scott P.	–	75,000(1)	–	$11.66	01/04/20	12,039 (9)	$103,656	–	–
Doescher	–	25,000(6)	–	$11.44	01/01/19	6,801(10)	$ 58,557	–	–
	25,000	–	–	$12.36	12/16/25	14,774(11)	$127,204	–	–
	6,000	–	–	$10.71	12/13/21	6,079(11)	$ 52,340	–	–
	95,000	–	–	$13.00	05/01/21	5,000(13)	$ 43,050	–	–
	5,000	–	–	$17.16	12/17/18			–	–
Henry C.	–	75,000(1)	–	$11.66	01/04/20	9,270 (9)	$ 79,815
Newell	–	25,000(7)	–	$ 9.55	10/01/19	4,714(10)	$ 40,588	–	–
	–	50,000(6)	–	$11.44	01/01/19	12,125(11)	$104,396	–	–
	25,000	–	–	$10.26	10/19/27	4,490(11)	$ 38,659	–	–
	–	–	–			5,000(13)	$ 43,050	–	–
	–	–	–			5,000(14)	$ 43,050	–	–
Michael R.	–	75,000(1)	–	$11.66	01/04/20	9,143 (9)	$ 78,721
Wildenberg	25,000	25,000(8)	–	$11.44	01/01/19	4,649(10)	$ 40,028	–	–
	10,000	–	–	$12.98	09/15/23	12,311(11)	$105,998	–	–
	3,000	–	–	$10.71	12/13/21	4,559(11)	$ 39,253	–	–
	10,000	–	–	$ 8.91	10/19/20			–	–
Patrick J.	–	25,000(1)	–	$11.66	01/04/20	3,658 (9)	$ 31,495	–	–
Medvecz	–	10,000(7)	–	$ 9.55	10/01/19	2,066(10)	$ 17,788	–	–
	25,000	–	–	$ 9.12	12/03/27	4,925(11)	$ 42,404	–	–
	3,000	–	–	$10.71	12/13/21	2,026(11)	$ 17,444	–	–
	5,000	–	–	$ 8.91	10/19/20	3,000(15)	$ 25,830	–	–

(1)  Award of options that vest on January 4, 2012.

(2)  Does not include dividend equivalents with respect to 1,961 shares that are payable only in cash upon exercise and with a value of $16,889 at 12/31/10.

(3)  Does not include dividend equivalents with respect to 2,542 shares that are payable only in cash upon exercise and with a value of $21,891 at 12/31/10.

(4)  Does not include dividend equivalents with respect to 7,696 shares that are payable only in cash upon exercise and with a value of $66,263 at 12/31/10.

(5)  Does not include dividend equivalents with respect to 1,117 shares that are payable only in cash upon exercise and with a value of $9,623 at 12/31/10.

(6)  Award of options that vest on January 1, 2011.

(7)  Award of options that vest on October 1, 2011.

(8)  Award of options that will vest in equal increments over two years, i.e., 25,000 shares will vest on January 1, 2011.

(9)  Performance conditions relating to the Company’s financial performance in 2010 were met.  Vesting remains subject to the officers’ continued employment as an officer (except in cases of retirement, death, or disability) through January 4, 2012.  Amounts include shares attributable and dividend equivalents on the award.

(10) Awards vest on January 4, 2012.

(11) Awards vest on January 5, 2011.

(12) Award of restricted stock that vests in increments of 15,000 shares each year, i.e., 15,000 shares will vest on January 5, 2011.

(13) Award of restricted stock that vests on January 1, 2011.

(14) Award of restricted stock that vests on October 1, 2011.

(15) Award of restricted stock that vests on January 5, 2011.

Option Exercises and Stock Vested in 2010

The following table indicates options exercised by and restricted stock and restricted stock units that vested for our named executive officers in 2010.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Thomas J. Howatt	–	–	42,677(1)	$497,604
Scott P. Doescher	–	–	12,967(1)	$150,423
Henry C. Newell	–	–	4,421(1)	$ 51,285
Michael R. Wildenberg	–	–	3,860(1)	$ 44,786
Patrick J. Medvecz	–	–	4,322(1)	$ 50,137

(1)  Represents vesting of restricted stock units upon satisfaction of financial performance conditions for the 2008 fiscal year and units eligible for distribution after satisfaction of service requirements on December 31, 2009.  Includes additional units earned on award as dividend equivalents.  In the case of Mr. Howatt, the total also includes 6,000 shares of restricted stock that vested upon satisfaction of service requirements.

Pension Benefits for 2010

The following table presents information concerning actuarially determined retirement benefits of our named executive officers as of the pension plan measurement date used for our 2010 financial statement reporting.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name(1)	(#)	($)(1)	($)
Thomas J. Howatt	Retirement Plan	30	$ 954,987	$ 0
	Supplemental Retirement Plan	18(2)	$8,907,949(3)	$ 0

Scott P. Doescher	Retirement Plan	25	$ 440,187	$ 0
	Supplemental Retirement Plan	9(2)	$1,160,269	$ 0

Henry C. Newell	Retirement Plan	3	$ 40,509	$ 0

Michael R. Wildenberg	Retirement Plan	29	$ 647,886	$ 0

Patrick J. Medvecz	Retirement Plan	17	$ 171,919	$ 0

(1)  See Note 7 to the Notes to Consolidated Financial Statements included in Item 8 of the Company’s Form 10-K for the year ended December 31, 2010, for a discussion of the valuation method and material assumptions applied in quantifying the present value of the current accumulated benefit.  Messrs. Howatt and Doescher participate in the Company’s Traditional SERP.  Messrs. Newell, Wildenberg, and Medvecz participate in the Company’s 2009 Defined Contribution SERP.  See “Executive Compensation – Compensation Discussion and Analysis – Elements of Our Executive Compensation Program.”

(2)  Includes service only as an executive officer.

(3)  Amount shown includes an increase in actuarial present value of $101,434 with respect to Mr. Howatt’s participation in the director retirement plan.

Retirement Plan.  Our tax-qualified retirement plan covers all salaried employees and bases a participant’s pension on the value of a hypothetical account balance in the plan.  A participant will receive an annual credit to his account equal to 4.25% of salary and incentive compensation up to the Social Security taxable wage base and 8.5% of the salary and incentive compensation in excess of the taxable wage base up to the IRS taxable wage base limitation ($245,000 in 2010), plus an interest credit on all prior accruals equal to a rate determined under the Internal Revenue Code.  Benefits may be paid in lump sum or other actuarial equivalent form by converting the hypothetical account balance credits into small life annuity form payable at normal retirement age (65).  Participants become eligible for early retirement upon completion of at least ten years of service and attainment of age 55.  Benefits paid prior to normal retirement age are reduced to the actuarial equivalent of the normal retirement benefit.  Mr. Howatt is eligible for early retirement under the plan.

Supplemental Retirement Plans.  Executive officers also participate in certain nonqualified SERPs under which benefits are determined by compensation without regard to limitations contained in the retirement plan.  See “Elements of our Executive Compensation Program—Supplemental Retirement Plans” on page 22.  For the CEO and CFO, who participated in the Defined Benefit SERP, the plan will provide the executive officer with a retirement benefit equal to 50% of his average salary and bonus upon retirement at age 62 (with early retirement benefits payable if retirement occurs earlier than age 62); however, additional accruals under the Defined Benefit SERP were frozen for these participants as of December 31, 2010.  Accrued benefits under the Defined Benefit SERP will be paid in a lump sum in the event of a change in control of the Company, as defined in the plan document.

Messrs. Newell, Wildenberg, and Medvecz (and, as of January 1, 2011, Messrs. Howatt and Doescher) participate in the Company’s 2009 Defined Contribution SERP, which is also designed to provide supplemental retirement benefits that are determined without regard to limitations contained in the retirement plan.  Under this plan, participants receive an annual Company contribution equal to 8.5% of base compensation in excess of the IRS limit for qualified plans ($245,000 in 2010), plus 13% of cash incentive compensation.  A participant’s account is credited with interest at a rate equal to the prime rate of interest in effect on the first day of each calendar quarter.  Historically, participants vested after completing ten years of service as a participant (including prior service as a direct report to the CEO) and attaining age 55, although the Committee had retained discretion to specify other age or service requirements.  Beginning January 1, 2011, participants are fully vested after five years of participation.  Accounts are distributable beginning on the date following termination, which is selected by the participant, but not later than age 65.  Distribution can be made in a lump sum or in various installments over a period selected by the participant, but not in excess of 120 monthly installments.  The plan is unfunded and contains forfeiture provisions in the event a participant violates confidentiality or restrictive covenant provisions or incurs a termination of employment for cause.

Nonqualified Deferred Compensation for 2010

The Company does not maintain any elective deferred compensation plans for its executive officers, although Mr. Howatt retains a benefit under our Directors Deferred Compensation Plan based on his deferrals of directors’ fees paid in prior years.  For the past several years, however, only non-employee directors have been eligible for compensation under our directors compensation policy and, accordingly, no additional deferrals have been made.

Termination and Change in Control Arrangements

No executive officers of the Company are covered by employment or change in control agreements that provide for payments of benefits not available to all other salaried employees of the Company, although certain of the Company’s equity or retirement plans provide for the full vesting and cash out or acceleration of benefits (in certain instances) otherwise due under the plans.

Under the terms of the Company’s supplemental retirement plans for executive officers, upon a termination of employment following a change in control of the Company, the executive officers will be fully vested in their accrued normal retirement benefit.  See “Executive Compensation—Compensation Discussion and Analysis—Elements of Our Compensation Program.”  In addition, if the circumstances surrounding the change in control meet the definition of “change in control” under the Internal Revenue Code rules for nonqualified deferred compensation plans, the executive officer will receive the lump sum present value of the executive’s accrued normal retirement benefit.  In addition, under the directors’ and deferred compensation plans, upon a termination of employment within one year of a change in control, which also meets the definition of “change in control” under the Internal Revenue Code rules for nonqualified deferred compensation plans, the entire balance of the director’s account will be distributed in a lump sum.

All equity awards vest upon retirement or a change in control of the Company and the value of all restricted stock units, stock appreciation rights, and dividend equivalents will be distributed.  The Compensation Committee has the discretion to cancel stock option awards outstanding under the plan in the event of a change in control and to pay the holders of such cancelled options a lump sum cash payment equal to the excess of (1) the greater of (a) highest price in any tender or exchange offer for the Company’s stock resulting in the change in control, or (b) the highest fair market value of the Company’s stock on any day in the 60-day period ending on the effective date of the change in control over (2) the exercise price of the options.  Stock appreciation rights and dividend equivalents may also be exercisable at the election of the holder according to the same formula described in the preceding sentence.

For purposes of these plans, a “change in control” of the Company means:

•

the acquisition of 20% or more of the Company’s common stock by a person or group (excluding stock acquired from the Company or acquired by an employee benefit plan sponsored by the Company);

•

a change in the composition of the Board so that the incumbent directors on the effective date of the plan (or the successive directors approved by them) no longer constitute a majority of the directors;

•

shareholder approval of a merger in which (1) the Company’s shareholders will beneficially own less than 60% of the shares of the new combined entity in substantially the same proportion as shares of the Company were beneficially owned immediately prior to the merger, (2) any person will own at least 25% of the stock of the combined entity, and (3) less than a majority of the members of the board of directors of the new entity were members of the Board at the time the agreement was signed or approved by the Board; and

•

shareholder approval of a liquidation or dissolution of the Company.

Amounts that would have been payable to named executive officers under the SERP in the event a termination of employment (including one related to a change in control) had occurred on December 31, 2010, are indicated in the “Present Value of Accumulated Benefit” column in the Pension Benefits table on page 27.  The following table indicates the value of all restricted stock units that would have vested upon the retirement, death, or disability of our named executive officers on December 31, 2010, and additional amounts that would have been paid to our named executive officers with respect to stock options, restricted stock, restricted stock units, stock appreciation rights, and dividend equivalents, assuming the Committee elected to cancel all outstanding stock options, restricted stock, restricted stock units, stock appreciation rights, and dividend equivalents upon a change in control and termination of employment of the officers that was effective as of December 31, 2010.

	Potential Payments
	Retirement, Death, or Disability	Termination Following Change in Control
Name	Restricted Stock(1)
		Options(3)	Restricted Stock(4)	SARs and Dividend Equivalents(3)
Thomas J. Howatt	$1,121,901	$80,300	$ 75,521	$7,724
Scott P. Doescher	$ 384,807(2)	$ 0	$410,729	–
Henry C. Newell	$ 349,557(2)	$ 0	$373,105	–
Michael R. Wildenberg	$ 264,000	$ 2,800	$ 17,784	$ 0
Patrick J. Medvecz	$ 134,962(2)	$ 3,150	$144,053	–

(1)  Based on closing price of Company stock on December 31, 2010 ($8.61).

(2)  In the event of a retirement, these amounts will not be vested until the officer becomes eligible for retirement under the terms of the 2000 Stock Incentive Plan or the 2010 Stock Incentive Plan (as applicable, depending on the date of award).  In the event of death or disability, these amounts would be fully vested under the terms of the agreement.

(3)  Amount shown represents additional amount named executive officers would be entitled to receive under the change in control provisions applicable to such awards.  Change in control benefit represents additional value attributable to deemed exercise at highest Company stock price in the 60-day period preceding December 31, 2010 ($9.19) compared to price at which executive could have exercised vested award at December 31, 2010, in absence of a change in control ($8.61).

(4)  Represents additional value named executive officers would be entitled to receive over the exercise value of vested restricted stock awards at December 31, 2010, under the change in control provisions applicable to those awards and attributable to deemed exercise at highest Company stock price in the 60-day period preceding December 31, 2010 ($9.19) compared to price at which executive could have exercised vested award at December 31, 2010, in absence of a change in control ($8.61).

Proposal No. 2 – Advisory Vote on Executive Compensation

Under recent changes in federal law, as well as rules promulgated by the SEC, our shareholders are entitled to cast an advisory vote to approve our named executive officer compensation as described in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation philosophy, policies, and practices that are described in this proxy statement.  Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table, and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or our Board of Directors.  Our Board and our Compensation Committee value the opinions of our shareholders, however, and consequently, to the extent that there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors believes that, as discussed in the Compensation Discussion & Analysis section of this proxy statement, the compensation of the Company’s named executive officers is consistent with shareholders’ interests, and that our compensation policies and decisions are focused on pay-for-performance, which allows us to attract and retain qualified executive officers who enable the Company to achieve its business goals without unduly encouraging excessive risk-taking.  Accordingly, the Board makes the following recommendation:

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

Proposal No. 3 – Advisory Vote on the Frequency of the Say on Pay Vote

Recent changes in federal law, as well as the rules promulgated by the SEC, also entitle our shareholders to cast an advisory vote indicating how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules.  By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every three years, once every other year, or once every year.

After careful consideration of this proposal and the rules promulgated by the SEC, our Board has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for the Company; therefore, our Board recommends that you vote for a three-year interval for the advisory vote on executive compensation.  In formulating its recommendation, our Board considered the following factors, among others:

•

The Board believes that an advisory vote every three years will allow our shareholders to provide us with sufficient and direct input on our compensation philosophy, policies, and practices as disclosed in our proxy statements.

•

The Board believes that a more frequent interval would be redundant and unnecessarily time-consuming.

•

The Board believes that a more frequent interval than once every three years might encourage short-term thinking on compensation matters rather than emphasizing long-term priorities.

We understand, however, that our shareholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our shareholders regarding this proposal.

You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, or one year, or you may abstain from voting when you vote in response to the alternative resolutions set forth below:

Alternative Resolution No. 1:  Three-Year Option

RESOLVED, that the shareholders submit, on an advisory basis, their preference for the Company to hold an advisory vote on the compensation of its named executive officers once every three years in accordance with applicable requirements.

Alternative Resolution No. 2:  Two-Year Option

RESOLVED, that the shareholders submit, on an advisory basis, their preference for the Company to hold an advisory vote on the compensation of its named executive officers once every other year in accordance with applicable requirements.

Alternative Resolution No. 3:  One-Year Option

RESOLVED, that the shareholders submit, on an advisory basis, their preference for the Company to hold an advisory vote on the compensation of its named executive officers once every year in accordance with applicable requirements.

The resolution alternative that receives the highest number of votes cast will be considered the preferred frequency selected by our shareholders; however, because this vote is advisory and not binding on the Board of Directors of the Company in any way, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option that is selected by our shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ALTERNATIVE RESOLUTION NO. 1 (THE “THREE-YEAR OPTION”) AS THE FREQUENCY WITH WHICH SHAREHOLDERS SHOULD BE PROVIDED THE OPPORTUNITY TO PROVIDE AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

Proposal No. 4 – Ratification of Selection of Auditors

At its meeting in February 2011, the Audit Committee preliminarily selected Deloitte & Touche LLP as our auditor for the 2011 fiscal year, and the Board is asking our shareholders to ratify that selection.  The Audit Committee anticipates formally retaining Deloitte & Touche LLP at its meeting in August 2011.  Although current law and applicable rules and regulations, as well as our Audit Committee’s charter, require that the Audit Committee engage, retain, and supervise our independent auditing firm, the Board considers the selection of the independent auditor to be an important matter of shareholder concern and is accordingly submitting the selection of Deloitte & Touche for ratification by shareholders.

The affirmative vote of the holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required to approve the ratification of the selection of Deloitte & Touche as our independent auditor for the current fiscal year.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR THE 2011 FISCAL YEAR.

Other Matters

Costs of Solicitation

In addition to solicitation by mail, our officers, directors, and regular employees may solicit proxies in person or by telephone, facsimile, electronic mail, or other forms of communication.  Expenses in connection with the solicitation of proxies, including the reasonable expenses of brokers, fiduciaries, and other nominees in forwarding proxy material to beneficial owners of our common stock, will be borne by us.

Proxy Statement and Other Shareholder Proposals

Any shareholder who intends to present a proposal at the annual meeting to be held in 2012 must deliver the written proposal to the Secretary of the Company at our office in Mosinee, Wisconsin:

•

not later than November 15, 2011, if the proposal is submitted for inclusion in our proxy materials for the 2012 meeting pursuant to Rule 14a-8 under the Exchange Act; or

•

on or after December 23, 2011, and on or before January 23, 2012, if the proposal is submitted pursuant to our bylaws, in which case we are not required to include the proposal in our proxy materials.

Shareholders may present a proposal at the 2012 annual meeting for consideration only if proper notice of the proposal has been given in accordance with one of these requirements.  Nominations for director made from the floor at the annual meeting of shareholders to be held in 2011 require advance notice in accordance with the bylaws.

Householding of Annual Meeting Materials

In accordance with notices sent to shareholders who share the same address, we are sending only one annual report and proxy statement to that address unless we receive contrary instructions from any shareholder at that address.  This practice, which is called “householding,” is designed to reduce our printing and postage costs and the volume of duplicate information you receive.  We expect that most banks, brokers, and other nominee record holders will also “household” proxy statements and annual reports for shareholders whose accounts are held in street name.  Each shareholder will continue to receive a separate proxy card.  We will promptly deliver a separate copy of our proxy statement or annual report to any shareholder upon written or oral request to the Secretary, Wausau Paper, 100 Paper Place, Mosinee, WI 54455-9099, telephone:  (715) 693-4470.  If shareholders who share the same address are currently receiving multiple copies of our annual report and proxy statement and would prefer to receive only a single copy, those shareholders may contact us at the same address or telephone number.

Shareholders holding stock in their own name who wish to either request or discontinue householding may contact the Secretary of the Company at the address or telephone number listed in the preceding paragraph.  Shareholders whose shares are held in street name and who wish to request or discontinue householding, should contact their bank, broker, or other nominee record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 21, 2011:

This proxy statement and the 2010 Annual Report to Shareholders are available for viewing, printing, and downloading at wausaupaper.com.

We will furnish to any shareholder (without charge) a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission, except for exhibits, upon written or oral request to the Secretary, Wausau Paper Corp., 100 Paper Place, Mosinee, WI  54455.

By order of the Board of Directors

Scott P. Doescher

Secretary

Please sign, date, and return your proxy promptly

Appendix A

WAUSAU PAPER CORP.

CATEGORICAL STANDARDS FOR DETERMINATION OF DIRECTOR INDEPENDENCE

As amended February 16, 2004

These categorical standards are adopted for the purpose of assisting the Board of Directors of Wausau Paper Corp. (the “Company”) in making a determination of the independence of each director so as to satisfy the requirements of the New York Stock Exchange, Inc. (“NYSE”) with respect to independent directors.  These standards apply only to directors who are not officers or employees of the Company and its subsidiaries.

1.

Definition of “Affiliated Company” and “Family Member.”  For purposes of these standards, an “Affiliated Company” means a corporation, partnership, trust, limited liability company, and any other entity with which a director of the Company or any Family Member is affiliated by reason of being a director, officer, partner, trustee, manager, other official acting in the capacity of the entity’s chief executive officer, or the beneficial owner of 5% or more of the equity interest thereof.

For purposes of these standards, a “Family Member” means a director’s spouse, parents, children, and siblings, whether by blood, marriage (i.e., “in-law” relationships), or adoption, or anyone (other than domestic employees) residing in the director’s home.

2.

Determination of Material Interest – Affiliated Companies.  A business relationship between the Company and an Affiliated Company shall not be considered as creating a material relationship between the Company and the director, and such director shall not fail to be deemed “independent” for purposes of Section 303A of the NYSE Listed Company Manual solely as a result of such relationship, if each of the following standards has been met:

(a)

Purchase or Sale of Goods and Non-Financial Services.  In connection with the purchase or sale of goods or the provision of services by an Affiliated Company which is not a bank holding company or depository institution, (i) the relationship between the Company and the Affiliated Company was in the ordinary course of business of the Company and of the Affiliated Company, (ii) all business between the Company and the Affiliated Company was conducted on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated unaffiliated persons, (iii) the Affiliated Company did not make payments to the Company or its subsidiaries for such goods or services in excess of 2% of the Company’s gross revenues for the last full fiscal year nor does the Company reasonably believe such payments will exceed 2% of its gross revenues during its current fiscal year, and (iv) the Company did not make payments to the Affiliated Company or its subsidiaries for goods or services in excess of 2% of the Affiliated Company’s gross revenues for the last full fiscal year nor does the Affiliated Company reasonably believe such payments will exceed 2% of its gross revenues during its current fiscal year;

(b)

Extension of Credit by Affiliated Company.  Any extension of credit or provision of services by an Affiliated Company which is a bank holding company or depository institution was done (i) in compliance with applicable law, (ii) on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated unaffiliated persons, (iii) no event of default has occurred which remains uncorrected (unless waived), (iv) the Company reasonably believes that such credit and terms are or would be generally available to the Company from other lenders, and (v) the aggregate amount of interest and fees paid by the Company to the Affiliated Company with respect to the extension or extensions of credit and for all other services provided by the Affiliated Company during the last full fiscal year of the Affiliated Company do not exceed 2% of the Affiliated Company’s total interest and noninterest income for such fiscal year nor does the Affiliated Company reasonably believe such payments will exceed 2% of its total interest and noninterest income during its current fiscal year; and

(c)

No Extensions of Credit by Company.  The Company did not extend credit (other than in the ordinary course of business and in connection with the sale of Company products in accordance with the Company’s standard terms) to the Affiliated Company.

3.

Determination of Material Interest – Provision of Certain Benefits.  The provision of medical and dental insurance to a director who is a former employee shall not, in the absence of any other relationship, be considered as creating a material relationship between the Company and the director, and such director shall not fail to be deemed “independent” for purposes of Section 303A of the NYSE Listed Company Manual.

A-1

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

PROXY

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING

TO BE HELD APRIL 21, 2011

WAUSAU PAPER CORP.

The undersigned hereby appoint(s) San W. Orr, Jr. and Thomas J. Howatt, and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Wausau Paper Corp. that the undersigned is entitled to vote at the annual meeting of shareholders to be held on April 21, 2011 and at any adjournment thereof (the “Annual Meeting”).  The proxies have the authority to vote such stock as directed herein with respect to the proposal set forth in the Proxy Statement with the same effect as though the undersigned were present in person and voting such shares.  For participants in the Dividend Reinvestment and Stock Purchase Plan, Common Stock Purchase Plan, and the Corporation’s 401(k) plan, the proxy also serves as voting instructions to the plan administrator or trustee, as applicable, of such plans to vote the shares of common stock beneficially owned by the participants in each plan.  The undersigned hereby revokes all proxies heretofore given to vote at the Annual Meeting and any adjournment thereof.

Please indicate how your stock is to be voted.  If no specific voting instructions are given, the shares represented by this proxy will be voted as recommended by the Board of Directors.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 21, 2011:  The Proxy Statement and 2010 Annual Report to Shareholders are available for viewing, printing, and downloading at wausaupaper.com.

(Continued, and to be marked, dated and signed on the other side.)

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼
PROXY - WAUSAU PAPER CORP.	Please mark	x
your votes
like this

This proxy will be voted as directed, but if no direction is indicated, it will be voted FOR each of the director nominees, FOR approval of our executive compensation, for the 3-YEAR option for our advisory votes on executive compensation, and FOR ratification of the appointment of Deloitte & Touche LLP.

2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.
1. ELECTION OF CLASS III DIRECTORS:	The Board recommends a vote FOR approving executive compensation.
The Board recommends a vote FOR the nominees	WITHHOLD	☐ FOR ☐ AGAINST ☐ABSTAIN
FOR	AUTHORITY
(To withhold authority to vote for any individual	3. ADVISORY VOTE REGARDING FREQUENCY OF SAY-ON-PAY VOTE.
nominee, strike a line through that nominee’s name	The Board recommends a vote for the 3-YEAR option.
in the list below)	☐ 3YEARS ☐ 2 YEARS ☐ 1 YEAR ☐ABSTAIN
GARY W. FREELS
THOMAS J. HOWATT	4. RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE
LONDA J. DEWEY	COMPANY’S INDEPENDENT AUDITOR FOR THE 2011 FISCAL YEAR.
The Board recommends a vote FOR ratification.
☐ FOR ☐ AGAINST ☐ABSTAIN
5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE
UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE
THE ANNUAL MEETING.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature_______________________________ Signature_______________________________ Date_________________, 2011.

Note:  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee, or guardian, please give full title.  If a corporation, partnership, LLC, or other entity, please sign in full name of entity by authorized individual and give title.

Wausau Paper Corp.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be held on April 21, 2011

The Proxy Statement and 2010 Annual Report to Shareholders are

available for viewing, printing, and downloading at wausaupaper.com